EXHIBIT 10.1

CREDIT AGREEMENT

Dated as of October 26, 2004

among

7-ELEVEN, INC.,

as Borrower

THE FINANCIAL INSTITUTIONS PARTY HERETO

as Lenders or Issuing Banks,

CITIBANK, N.A.,

as Administrative Agent,

SUMITOMO MITSUI BANKING CORPORATION,

as Syndication Agent,

THE BANK OF TOKYO-MITSUBISHI, LTD.

and

WELLS FARGO BANK, N.A.,

as Co-Documentation Agents

and

CITIGROUP GLOBAL MARKETS INC.,

as Sole Lead Arranger

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS

1.01	Certain Defined Terms	1
1.02	References to this Agreement	17
1.03	Computation Of Time Periods	17
1.04	Accounting Terms	17
1.05	Miscellaneous Terms	17
1.06	Other Defined Terms	17
1.07	Schedules and Exhibits	17

ARTICLE II
AMOUNTS AND TERMS OF LOANS

2.01	Loans	18
2.02	Use of Proceeds of Loans	21
2.03	Interest on the Loans	21
2.04	Fees	23
2.05	Prepayments of Loans; Reductions and Termination of Aggregate Commitment; Increases in Aggregate Commitment	23
2.06	Payments	26
2.07	Special Provisions Governing Eurodollar Rate Loans	29
2.08	Increased Costs	32
2.09	Taxes	33
2.10	Mitigation Obligations; Replacement of Lenders	34
2.11	Authorized Officers and Agents	35

ARTICLE III
LETTERS OF CREDIT

3.01	Obligation to Issue	36
3.02	Types and Amounts	36
3.03	Conditions	37
3.04	Issuance of Facility Letters of Credit	37
3.05	Reimbursement Obligations; Duties of Issuing Banks	37
3.06	Participations	38
3.07	Payment of Reimbursement Obligations	40
3.08	Compensation for Facility Letters of Credit	40
3.09	Issuing Bank Reporting Requirements	41
3.10	Indemnification; Exoneration	41
3.11	Transitional Provisions	42
3.12	Amount of Letter of Credit Obligations; Increase, Termination and Reduction of Letter of Credit Commitments	42
3.13	Obligations Several	43

i

ARTICLE IV
CONDITIONS TO LOANS AND FACILITY LETTERS OF CREDIT

4.01	Conditions Precedent to Initial Loans and Facility Letters of Credit	43
4.02	Conditions Precedent to All Subsequent Loans and Facility Letters of Credit	45

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.01	Representations and Warranties	45

ARTICLE VI
REPORTING COVENANTS

6.01	Financial Statements	48
6.02	Environmental Notices	51
6.03	Other Reports	51

ARTICLE VII
AFFIRMATIVE COVENANTS

7.01	Corporate Existence, etc	51
7.02	Compliance with Laws	51
7.03	Payment of Taxes and Claims	51
7.04	Maintenance of Properties; Insurance	52
7.05	Inspection of Property; Books and Records; Discussions	52

ARTICLE VIII
NEGATIVE COVENANTS

8.01	Material Subsidiary Indebtedness and Accommodation Obligations	52
8.02	Dispositions of Assets; Liens	53
8.03	Securities Activities	54
8.04	Transactions with Shareholders and Affiliates	54
8.05	Restriction on Fundamental Changes; Conduct of Business	54
8.06	Commercial Paper Facility	54
8.07	Subordinated Indebtedness	55
8.08	Notice under QUIDS Subordinated Note Indenture	55

ARTICLE IX
FINANCIAL COVENANTS

9.01	Consolidated Total Indebtedness Ratio	56
9.02	Minimum Interest and Rent Coverage Ratio	56

ARTICLE X
EVENTS OF DEFAULT; RIGHTS AND REMEDIES

10.01	Events of Default	56
10.02	Rights and Remedies	58

ARTICLE XI
THE ADMINISTRATIVE AGENT; THE SYNDICATION AGENT; the lead arranger

11.01	Appointment	59
11.02	Nature of Duties	60
11.03	Exculpatory Provisions	60
11.04	Reliance	61
11.05	Delegation of Duties	61
11.06	Indemnification	61
11.07	The Administrative Agent Individually	62
11.08	Successor Administrative Agent; Resignation of Agent	62
11.09	Non-Reliance on Administrative Agent, Other Lenders and Other Issuing Banks	63
11.10	The Lead Arranger, the Syndication Agent and the Co-Documentation Agents	63

ARTICLE XII
MISCELLANEOUS

12.01	Successors and Assigns	63
12.02	Expenses	65
12.03	Indemnity	66
12.04	Change in Accounting Principles	66
12.05	Set-Off	67
12.06	Ratable Sharing	67
12.07	Amendments and Waivers	67
12.08	Independence of Covenants	68
12.09	Notices	68
12.10	Survival of Agreements	69
12.11	Failure or Indulgence Not Waiver; Remedies Cumulative	69
12.12	Advice of Counsel	69
12.13	Severability	70
12.14	Headings	70
12.15	Governing Law	70
12.16	Limitation of Liability	70
12.17	Consent to Jurisdiction and Service of Process	70
12.18	Counterparts; Integration; Effectiveness; Electronic Execution	71
12.19	JURY TRIAL WAIVER	71
12.20	Performance of Obligations	71
12.21	Limitation on Agreements	71
12.22	Construction	72
12.23	Confidentiality	72
12.24	USA PATRIOT Act	73

EXHIBITS

Exhibit 1	-	Form of Assignment and Acceptance
Exhibit 2	-	Terms of Commercial Paper
Exhibit 3	-	Form of Commitment and Acceptance
Exhibit 4	-	Form of Compliance Certificate
Exhibit 5	-	Form of Notice of Borrowing
Exhibit 6	-	Form of Notice of Conversion/Continuation
Exhibit 7	-	Form of Note

Exhibit 8-A	-	Form of Opinion of Bryan F. Smith
Exhibit 8-B	-	Form of Opinion of Shearman & Sterling LLP
Exhibit 9	-	Form of Officer’s No Default Certificate

SCHEDULES

Schedule 3.11	-	Existing Letters of Credit
Schedule 5.01(h)	-	Pending Litigation
Schedule 5.01(m)	-	Negative Pledges
Schedule 8.01	-	Existing Subsidiary Indebtedness

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of October 26, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) is entered into by and among 7-ELEVEN, INC., a Texas corporation (the “Company”), the FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO AS “LENDERS” OR “ISSUING BANKS” (each as defined below), CITIBANK, N.A. (“Citibank”), in its separate capacity as Administrative Agent for the Lenders and the Issuing Banks hereunder (in such capacity, together with any successor administrative agent appointed pursuant to Section 11.08, the “Administrative Agent”), SUMITOMO MITSUI BANKING CORPORATION, as Syndication Agent (in such capacity, the “Syndication Agent”), THE BANK OF TOKYO-MITSUBISHI, LTD. and WELLS FARGO BANK, N.A., as Co-Documentation Agents (in such capacity, the “Co-Documentation Agents”) and CITIGROUP GLOBAL MARKETS INC., as Sole Lead Arranger (in such capacity, the “Lead Arranger”).

DEFINITIONS

Certain Defined Terms. The following terms used in this Agreement shall have the following meanings (such meanings to be applicable both to the singular and the plural forms of the terms defined):

“Accommodation Obligation”, as applied to any Person, shall mean any Contractual Obligation, contingent or otherwise, of that Person with respect to any Indebtedness or other obligation or liability of another, including any such Indebtedness, obligation or liability directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received.

“Administrative Agent” shall have the meaning ascribed to it in the preamble hereto.

“Administrative Questionnaire” shall mean an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate”, as applied to any Person, shall mean any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person.

“Aggregate Commitment” shall mean the aggregate of the Commitments of all Lenders, as reduced or increased from time to time pursuant to the terms of this Agreement. The Aggregate Commitment on the Effective Date is $200,000,000.

“Agreement” shall have the meaning ascribed to it in the preamble hereto.

“Applicable Eurodollar Rate Margin”, “Applicable Facility Fee Rate” and “Applicable Utilization Fee Rate” shall mean, the applicable per annum rate set forth below under the caption “Applicable Eurodollar Rate Margin,” “Applicable Facility Fee Rate” and “Applicable Utilization Fee Rate”, as the case may be, based upon the ratings established by S&P and Moody’s for the Index Debt as of the most recent determination date:

Pricing Level	Applicable Eurodollar Rate Margin	Applicable Facility Fee Rate	Applicable Utilization Fee Rate
Level I: If the Index Debt is rated A- or better by S&P or A3 or better by Moody’s	0.30%	0.10%	0.10%
Level II: If Level I does not apply and the Index Debt is rated BBB+ or better by S&P or Baa1 or better by Moody’s	0.375%	0.125%	0.125%
Level III: If Level II does not apply and the Index Debt is rated BBB or better by S&P or Baa2 or better by Moody’s	0.475%	0.15%	0.125%
Level IV: If Level III does not apply and the Index Debt is rated BBB- or better by S&P or Baa3 or better by Moody’s	0.55%	0.20%	0.25%
Level V: If Index Debt is rated lower than Level IV	0.825%	0.30%	0.375%

For purposes of the foregoing, the applicable Pricing Level shall change on the date of any relevant change in the rating of the Index Debt by S&P or Moody’s (or, if neither S&P nor Moody’s shall then be rating the Index Debt, any other Applicable Rating Agency or Agencies). In the case of split ratings from the Applicable Rating Agencies, (x) if the ratings are two levels apart, the applicable Pricing Level will be based on the average of the two ratings (e.g., BBB/Ba1 results in Pricing Level IV) and (y) if the ratings are one level apart, the applicable Pricing Level will be based on the higher of the two ratings (e.g., BBB-/Ba1 results in Pricing Level IV). If no Applicable Rating Agency shall have established ratings for the Index Debt, or if an Event of Default shall have occurred and be continuing, the ratings shall be deemed to be in Level V. If the rating system of Moody’s or S&P (or any other Applicable Rating Agency) shall change, or if either of them shall cease rating the Index Debt (other than by reason of any action or nonaction by the Company following or in anticipation of a ratings downgrade), the parties hereto shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system, the nonavailability of ratings from such rating agency and/or the replacement of such rating agency with another Applicable Rating Agency, and pending agreement on such amendment, the rating in effect immediately prior to such change or cessation will apply. If any Applicable Rating Agency shall not have a rating in effect by reason of any action or nonaction by the Company following or in anticipation of a ratings downgrade, then such Applicable Rating Agency shall be deemed to have established a rating in Level V.

“Applicable Rating Agency” shall mean S&P, Moody’s or any other nationally recognized rating service(s) acceptable to the Administrative Agent which is (are) used, as of any date of determination, for purposes of determining the applicable “Pricing Level” under the definitions of “Applicable Eurodollar Rate Margin”, “Applicable Facility Fee Rate” and “Applicable Utilization Fee Rate”.

“Approved Fund” shall mean any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean an Assignment and Acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.01), and accepted by the Administrative Agent, in substantially the form of Exhibit 1 or any other form approved by the Administrative Agent.

“Base Rate” shall mean, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(i) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(ii) the sum (adjusted to the nearest one-quarter of one percent (1/4 of 1%) or, if there is no nearest one-quarter of one percent (1/4 of 1%), to the next higher one-quarter of one percent (1/4 of 1%)) of (A) one-half of one percent (1/2 of 1%) per annum plus (B) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 365 days) being determined weekly by Citibank on the basis of such rates reported by certificate of deposit dealers to, and published by, the Federal Reserve Bank of New York, or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank; and

(iii) the sum of (A) one-half of one percent (0.50%) per annum plus (B) the Federal Funds Rate in effect from time to time during such period.

“Base Rate Loans” shall mean all Loans outstanding which bear interest at a rate determined by reference to the Base Rate as provided in Section 2.03(a)(i).

“Benefit Plan” shall mean any employee benefit plan defined in Section 3(3) of ERISA, other than a Multiemployer Plan, in respect of which the Company, any Subsidiary of the Company or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Board” or “Board of Directors” shall mean either the board of directors of the Company or any Subsidiary of the Company or, in connection with any particular matter for which this Agreement does not specifically require the approval of the board of directors of the Company or the applicable Subsidiary of the Company, any committee of the board of directors of such Person duly authorized to execute the powers of that board with respect thereto.

“Borrowing” shall mean, except as otherwise provided in Section 2.07(e)(ii), a borrowing consisting of Loans of the same Type made on the same day by the Lenders.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday, and any day which is a legal holiday under the law of the State of New York or the State of Texas, or is a day on which banking institutions located in either such state are required or authorized by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in the London interbank Eurodollar market.

“Capital Lease”, as applied to any Person, shall mean any lease of any property (whether real, personal, or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligation” shall mean, with respect to any Person for any period, an obligation of such Person to pay rent or other amounts under a Capital Lease and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” of any Person shall mean any and all shares, interests, participations or other equivalents (however designated) of corporate stock and any and all forms of partnership interests or other equity interests in a Person, including but not limited to any type of preference stock which for other purposes may not be treated as equity.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C., §§ 9601 et seq., any amendments thereto, any successor statutes and any regulations or guidance promulgated thereunder.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” shall mean the occurrence of either of the following:

(i) the Majority Owners shall cease to be the direct or indirect owners, or shall cease to direct the voting and disposition, of (A) at least 50%, in the aggregate, of the outstanding shares of Common Stock and (B) Securities of the Company (or other Securities convertible into such Securities) representing at least 50%, in the aggregate, of the combined voting power of all Securities of the Company entitled to vote in the election of directors (other than Securities having such power only by reason of the happening of a contingency); or

(ii) the Majority Owners shall cease to have the power, in the aggregate, to elect at least a majority of the directors on the Board of Directors of the Company, or at any time, the Majority Owners shall not have voted in favor of the election of directors constituting at least a majority of the Board of Directors of the Company.

“Citibank” shall have the meaning ascribed to it in the preamble hereto.

“Citigroup Parties” shall mean the Administrative Agent and its Related Parties.

“Co-Documentation Agents” shall have the meaning ascribed to it in the preamble hereto.

“Commercial Letter of Credit” shall mean any documentary Letter of Credit which is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the Company in the ordinary course of its business.

“Commercial Paper” shall mean (i) commercial paper issued by the Company (A) which is unsecured, (B) which qualifies for the exemption from registration under Section 3(a)(3) or 4(2) of the Securities Act, (C) direct payment of which is fully and unconditionally guaranteed by Ito-Yokado and (D) which is otherwise issued and outstanding on substantially the terms set forth in Exhibit 2, together with such other or different terms, and governed by such documents, as are permitted by Section 8.06 or otherwise acceptable to the Requisite Lenders and (ii) unsecured Indebtedness for money borrowed (to be used as a backup line for the commercial paper described in clause (i) above) (A) which is subject to terms, conditions and documentation satisfactory in form and substance to the Requisite Lenders, (B) resulting from advances (if any) which are applied to repay the commercial paper described in clause (i) above at the maturity thereof and (C) direct payment of which is fully and unconditionally guaranteed by Ito-Yokado.

“Commission” shall mean the Securities and Exchange Commission or any Person succeeding to the functions thereof.

“Commitment” shall mean, with respect to any Lender, the obligation of such Lender to make Loans and to participate in Facility Letters of Credit pursuant to the terms and conditions of this Agreement, in an aggregate amount at any time outstanding which shall not exceed the principal amount set forth opposite such Lender’s name under the heading “Commitment” on the signature pages hereof or contained in the Assignment and Acceptance or the Commitment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance or any applicable Commitment and Acceptance.

“Commitment and Acceptance” shall mean a Commitment and Acceptance entered into by the Company and a Lender or an Eligible Assignee (with the consent of any party whose consent is required by Section 2.05(e)(i)), and accepted by the Administrative Agent, in substantially the form of Exhibit 3 or any other form approved by the Administrative Agent.

“Commitment Increase Notice” shall have the meaning ascribed to it in Section 2.05(e)(i)).

“Commitment Termination Date” shall mean the earlier of (i) the fifth anniversary of the Effective Date and (ii) the date of termination of the Aggregate Commitment pursuant to Section 10.02(a).

“Communications” shall have the meaning ascribed to it in Section 12.09(b).

“Common Stock” shall mean the common stock of the Company, $.0001 par value per share.

“Company” shall have the meaning ascribed to it in the preamble hereto.

“Compliance Certificate” shall mean a certificate substantially in the form of Exhibit 4 delivered to the Lenders by the Company pursuant to Section 6.01(c)(ii).

“Consolidated Cash Interest Expense” shall mean, for any period, total interest expense, whether paid or accrued (including the interest component of Capitalized Lease Obligations), of the Company and its Subsidiaries for such period, determined on a consolidated basis, including Facility Letter of Credit fees of the nature described in Section 3.08(a) and net costs under Interest Hedging Obligations, but excluding, however, interest expenses not payable in cash (including amortization of discount), all as determined in conformity with GAAP.

“Consolidated Net Income” shall mean, for any period, the net earnings (or loss) after taxes of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

“Consolidated Net Worth” means at any time the stockholders’ equity of the Company and its Subsidiaries calculated on a consolidated basis as of such time in accordance with GAAP.

“Consolidated Total Indebtedness” shall mean, at any time, the sum of the amounts (without duplication) at such time of (i) consolidated total Indebtedness of the Company and its Subsidiaries, to the extent required, in conformity with GAAP, to be reflected on a balance sheet of the Company and its Subsidiaries at that time, plus (ii) the maximum amount available to be drawn under outstanding letters of credit at that time, minus (iii) all outstanding Indebtedness in respect of the QUIDS Subordinated Notes.

“Contractual Obligation”, as applied to any Person, shall mean any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, contract, undertaking, document, instrument or other agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject (including any restrictive covenant affecting such Person or any of its properties).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“CP Reimbursement Indebtedness” shall have the meaning ascribed to it in Section 8.06(b).

“Cure Loans” shall have the meaning ascribed to it in Section 2.06(b)(iii)(C).

“Currency Agreement” of any Person shall mean any foreign exchange contract, currency swap agreement, option or futures contract or other similar agreement or arrangement entered into to hedge payments owed to or by such Person or any of its Subsidiaries against fluctuations in currency values.

“Customary Permitted Liens” shall mean

Liens (other than any Lien imposed under ERISA that would result in an Event of Default) for taxes, assessments or charges of any Governmental Authority or claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with the provisions of GAAP;

statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens, other than any Lien imposed under ERISA that would result in an Event of Default, imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with the provisions of GAAP;

Liens (other than any Lien imposed under ERISA that would result in an Event of Default) incurred or deposits made in the ordinary course of business (including surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;

easements (including reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of the Company or its Subsidiaries and which do not materially detract from the value of the property to which they attach or impair the use thereof to the Company or its Subsidiaries;

rights of tenants, subtenants, franchisees or parties in possession (other than a debtor in possession, trustee in bankruptcy or receiver in respect of the Company or any Subsidiary Guarantor), or options or rights of first refusal, whether pursuant to leases, subleases, franchise agreements, other occupancy agreements or otherwise, if such rights were vested on the Effective Date or created thereafter in the ordinary course of business in transactions permitted under this Agreement; and

building restrictions, zoning laws and other statutes, laws, rules, regulations, ordinances and restrictions, and any amendments thereto, now or at any time hereafter adopted by any governmental or quasi-Governmental Authority having jurisdiction.

“Defaulting L/C Participant” shall have the meaning ascribed to it in Section 3.06(b)(ii).

“Defined Benefit Plan” shall mean any employee benefit plan defined in Section 3(3) of ERISA, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA and which is, or was at any time during the then five (5) preceding years, maintained for employees of the Company, any Subsidiary of the Company or any ERISA Affiliate.

“Disqualified Equity” of any Person shall mean any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, or which is otherwise required to be repurchased or retired, in whole or in part, on or prior to the Commitment Termination Date.

“Dollars” and “$” shall mean the lawful money of the United States of America.

“EBITDA” shall mean, for any period, the sum of the amounts for such period of (i) Consolidated Net Income, plus (ii) depreciation and amortization expense, plus (iii) interest expense, plus (iv) federal, state and foreign income taxes, plus (v) extraordinary losses (and any non-cash unusual losses of $5,000,000 or more arising in or outside of the ordinary course of business not included in the extraordinary losses determined in accordance with GAAP which have been included in the determination of Consolidated Net Income), minus (vi) extraordinary gains (and any non-cash unusual gains of $5,000,000 or more arising in or outside of the ordinary course of business not included in extraordinary gains determined in accordance with GAAP which have been included in the determination of Consolidated Net Income).

“EBITDAR” shall mean, for any period, the sum of the amounts for such period of (i) EBITDA for such period, plus (ii) the amount of the interest component of total rent expense of the Company and its Subsidiaries on operating leases, including contingent rent, minus (iii) the interest component of sublease rent income of the Company and its Subsidiaries from property subject to operating leases, all such income and expense accounted for on a consolidated basis pursuant to GAAP.

“Effective Commitment Amount” shall have the meaning ascribed to it in Section 2.05(e)(i).

“Effective Date” shall mean the date when all of the conditions set forth in Section 4.01 shall have been satisfied or waived.

“Eligible Assignee” shall mean (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, and (iv) any other Person (other than a natural person) approved by (A) the Administrative Agent, (B) in the case of any increase in a Commitment pursuant to Section 2.05(e) or any assignment of a Commitment pursuant to Section 12.01, each Issuing Bank, and (C) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Company or any of the Company’s Affiliates or Subsidiaries.

“Environmental Lien” shall mean a Lien in favor of any Governmental Authority for (i) any liability under federal or state environmental laws or regulations, or (ii) damages arising from or costs incurred by such Governmental Authority in response to a release or threatened release of a hazardous or toxic waste, substance or constituent, or other substance into the environment.

“Equity Interests” shall mean Capital Stock or warrants, options or other rights to acquire Capital Stock (but excluding any debt security which is convertible into, or exchangeable for, Capital Stock).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, any amendments thereto, any successor statutes and any regulations or guidance promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is under common control with the Company within the meaning of Section 414(b) or (c) of the Internal Revenue Code.

“Eurodollar Affiliate” shall mean, with respect to each Lender, the Affiliate of such Lender set forth below such Lender’s name under the heading “Eurodollar Affiliate” on the signature pages of this Agreement or of the Assignment and Acceptance or the Commitment and Acceptance pursuant to which such Person became a Lender under this Agreement or as otherwise set forth in a written notice to the Company and the Administrative Agent in accordance with Section 12.09.

“Eurodollar Interest Payment Date” shall mean, with respect to any Eurodollar Rate Loan, the last day of each Eurodollar Interest Period applicable to such Loan and, in the case of a Eurodollar Interest Period in excess of three months applicable to a Borrowing of Eurodollar Rate Loans, the corresponding date at the end of each three month period after the commencement date of such Eurodollar Interest Period and the last day of such Eurodollar Interest Period.

“Eurodollar Interest Period” shall have the meaning ascribed to it in Section 2.07(b).

“Eurodollar Interest Rate Determination Date” shall mean the date on which the Administrative Agent determines the Eurodollar Rate applicable to a Borrowing, continuation or conversion of Eurodollar Rate Loans. The Eurodollar Interest Rate Determination Date shall be the second Business Day prior to the first day of the Eurodollar Interest Period applicable to such Borrowing, continuation or conversion.

“Eurodollar Rate” shall mean, with respect to any Eurodollar Interest Period applicable to a Borrowing of Eurodollar Rate Loans, an interest rate per annum obtained by dividing (i) the rate of interest per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum if such average is not such a multiple) appearing on Moneyline Telerate Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London Time) two Business Days prior to the first day of such Eurodollar Interest Period for a term comparable to such Eurodollar Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum if such average is not such a multiple) of the rate per annum at which deposits in Dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 a.m. (London time) two Business Days before on the first day of such Eurodollar Interest Period in an amount substantially equal to the amount that would be the Reference Banks’ respective ratable shares of such Eurodollar Rate Loan if such Eurodollar Rate Loan were to be outstanding during such Eurodollar Interest Period and for a period equal to such Eurodollar Interest Period by (ii) a percentage equal to 100% minus the Eurodollar Reserve Percentage for such Eurodollar Interest Period. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Rate Loans” shall mean those Loans outstanding which bear interest at a rate determined by reference to the Eurodollar Rate as provided in Section 2.03(a)(ii).

“Eurodollar Reserve Percentage” shall mean for any date that percentage (expressed as a decimal) which is in effect on such date, as prescribed by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion Dollars in respect of “Eurocurrency liabilities” having a term equal to the applicable Eurodollar Interest Period (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any bank to United States residents).

“Event of Default” shall mean any of the occurrences set forth in Section 10.01 after the expiration of any applicable grace period expressly provided therein.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (i) income or franchise taxes (however denominated) imposed on (or measured by) its overall net income or overall gross income by the United States of America (or any political subdivision thereof) or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office or other fixed place of business is located and in the case of any Lender, in which its applicable lending office is located, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (i) above and (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.10(b)), any withholding tax that (A) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 2.09(a) or (B) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law occurring prior to the date on which such compliance is required) to comply with Section 2.09(f).

“Existing Credit Agreement” shall mean that certain Credit Agreement dated as of January 25, 2001, as amended through the Effective Date, among the Company, the financial institutions from time to time party thereto as “Senior Lenders” or “Issuing Banks” (each as defined therein), Citibank, in its separate capacity as “Administrative Agent” (as defined therein), Sumitomo Mitsui Banking Corporation, as successor to The Sakura Bank, Limited, New York Branch, as “Syndication Agent” (as defined therein), and Citigroup Global Markets Inc., as successor to Salomon Smith Barney Inc., as Sole Lead Arranger and Sole Book Manager.

“Facility Letter of Credit” shall mean any Commercial Letter of Credit or any Standby Letter of Credit issued by an Issuing Bank for the account of the Company pursuant to Article III.

“Facility Letter of Credit Obligations” shall mean, at any particular time, the sum of (i) the aggregate Reimbursement Obligations at such time, plus (ii) the aggregate maximum amount available for drawing under the Facility Letters of Credit at such time.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any Person succeeding to the functions thereof.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System or any Person succeeding to the functions thereof.

“Fee Letter” shall mean the letter agreement dated September 20, 2004 among the Administrative Agent, the Lead Arranger and the Company.

“Fiscal Year” shall mean the fiscal year of the Company, which shall be the twelve (12) month period ending on December 31 in each year or such other period as the Company may designate and the Requisite Lenders may approve in writing.

“Fixed    Income    Direct” shall mean the internet website located at https:\\fidirect.citigroup.com, the primary web portal of the Citigroup Parties.

“Foreign Lender” shall mean any Lender that is not organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Date” shall mean, with respect to any Loan, the date of the funding of that Loan.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Government Acts” shall have the meaning ascribed to it in Section 3.10(a).

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Holders” shall mean the holders of the Obligations and shall refer to (i) each Lender in respect of its Loans and as holder of its Notes, (ii) each Issuing Bank in respect of Reimbursement Obligations owed to it, (iii) the Administrative Agent, Lenders and Issuing Banks in respect of all other present and future obligations and liabilities of the Company or any Subsidiary Guarantor of every type and description arising under or in connection with this Agreement or any other Loan Document, (iv) each other Person entitled to indemnification pursuant to Section 12.03, in respect of the obligations and liabilities of the Company to such Person thereunder and (v) their respective successors, transferees and assigns (to the extent permitted by the terms of the Loan Documents).

“Indebtedness” shall mean, with respect to any Person as of any date of determination, without duplication, (i) all indebtedness, obligations and other liabilities (contingent or otherwise) of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) all obligations and other liabilities (contingent or otherwise) of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations and other liabilities (contingent or otherwise) of such Person in respect of letters of credit or other similar instruments (and reimbursement obligations with respect thereto), (iv) all obligations and other liabilities (contingent or otherwise) of such Person to pay the deferred and unpaid purchase price of property or services (other than any such obligations that represent trade payables or accrued expenses incurred in the ordinary course of business), (v) all Capitalized Lease Obligations of such Person, (vi) all Indebtedness of others secured by a Lien on any asset or assets of such Person, whether or not such Indebtedness is assumed by such Person (and, if not assumed, such Indebtedness shall be limited to the fair market value of such asset or assets as of such date), (vii) all Accommodation Obligations of such Person, (viii) net obligations in respect of Currency Agreements and Interest Hedging Obligations, and (ix) the maximum fixed repurchase price of any Disqualified Equity. For purposes of the preceding sentence, the maximum fixed repurchase price of any Disqualified Equity which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Equity as if such Disqualified Equity were repurchased on any date on which Indebtedness shall be required to be determined; provided, however, that, if such Disqualified Equity is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Equity. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of such Person for any such contingent obligations at such date. A change in GAAP that results in an obligation of the Company or any Subsidiary of the Company existing at the time of such change becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Index Debt” shall mean the Company’s senior unsecured non-credit-enhanced long-term Indebtedness.

“Interest Hedging Obligation” shall mean any obligation of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount; provided that the term “Interest Hedging Obligation” shall also include interest rate exchange, collar, cap, swap, options or similar agreements providing interest rate protection.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, any amendments thereto, any successor statutes and any regulations or guidance promulgated thereunder.

“Issuing Banks” shall mean Citibank, Wells Fargo Bank, N.A., any other Lender which has issued a Letter of Credit listed in Schedule 3.11 (with respect to that Letter of Credit) and any other Lender (or its Affiliate) which agrees (with the consent of the Company and the Administrative Agent) to become an Issuing Bank for the purpose of issuing Facility Letters of Credit pursuant to Article III. When a Lender is referred to in its capacity as an Issuing Bank hereunder, such reference to an Issuing Bank shall be interpreted to refer to such Lender solely in its capacity as an Issuing Bank.

“Ito-Yokado” shall mean Ito-Yokado Co., Ltd., a Japanese corporation.

“Ito-Yokado CP Letter Agreement” shall have the meaning ascribed to it in Section 4.01(a)(vi).

“Knowledge”, when used in respect of a natural person, shall mean actual knowledge of that person and shall mean, when used in respect of a corporate Person, the actual knowledge of any executive officer of such Person.

“Lead Arranger” shall have the meaning ascribed to it in the preamble hereto.

“Lender” shall mean, at any particular time, any Person who holds a Commitment at such time, whether as a signatory to this Agreement, pursuant to an Assignment and Acceptance or pursuant to a Commitment and Acceptance.

“Lender Increase Notice” shall have the meaning ascribed to it in Section 2.05(e)(i).

“Letter of Credit” shall mean each letter of credit issued by any Person for the account of the Company or any of its Subsidiaries.

“Letter of Credit Commitment” shall mean, with respect to any Issuing Bank, such Issuing Bank’s commitment to issue Facility Letters of Credit, in an amount (which, together with the Letter of Credit Commitments of all other Issuing Banks, shall not exceed the then amount of the Aggregate Commitment) agreed upon among the Company, such Issuing Bank and the Administrative Agent, as such amount may be modified from time to time pursuant to Section 2.05(c), 2.05(d), 3.12 or 10.02(a).

“Letter of Credit Reimbursement Agreement” shall mean, with respect to a Facility Letter of Credit, such form of application therefor and form of reimbursement agreement therefor (whether in a single or several documents, taken together) as the Issuing Bank from which the Facility Letter of Credit is requested may employ in the ordinary course of business for its own account, whether or not providing for collateral security, with such modifications thereto as may be agreed upon by such Issuing Bank and the Company and as are not materially adverse to the interest of the Lenders; provided, however, in the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall control and no event (other than failure to pay Reimbursement Obligations) which constitutes a default under a Letter of Credit Reimbursement Agreement shall constitute an Event of Default solely by reason of any default provisions contained in such Letter of Credit Reimbursement Agreement.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights of way, zoning restrictions and the like), lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement (other than a financing statement filed by a “true” lessor pursuant to § 9-408 of the Uniform Commercial Code) naming the owner of the asset to which such Lien relates as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

“Loan” shall have the meaning ascribed to it in Section 2.01(a)(i).

“Loan Availability” shall have the meaning ascribed to it in Section 2.01(a)(i).

“Loan Documents” shall mean this Agreement, the Notes, the Letter of Credit Reimbursement Agreements, the Fee Letter, any guaranty executed by a Subsidiary Guarantor and all other agreements, instruments and written indicia of Contractual Obligations between the Company or any Subsidiary Guarantor and the Administrative Agent, the Syndication Agent, any Co-Documentation Agent, any Lender, any Issuing Bank or any successor in interest to any of them, delivered to the Administrative Agent, the Syndication Agent, any Co-Documentation Agent, Lender, Issuing Bank or such successor in interest by or on behalf of the Company or any Subsidiary Guarantor pursuant to or in connection with the transactions contemplated hereby.

“Majority Owners” shall mean, collectively, Ito-Yokado, Seven-Eleven Japan or any Subsidiary of either of them, all of whose Capital Stock is owned by either Ito-Yokado or Seven-Eleven Japan.

“Margin Stock” shall have the meaning ascribed to it in Regulation U.

“Material Adverse Change” shall mean any material adverse change in the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries, taken as a whole.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries, taken as a whole; (ii) the ability of the Company or any Subsidiary Guarantor to perform its Obligations under the Loan Documents; or (iii) the ability of the Lenders, the Issuing Banks or the Administrative Agent to enforce any of the Loan Documents.

“Material Indebtedness” means any Indebtedness in an outstanding principal amount of $25,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).

“Material Subsidiary” shall mean, as of any date of determination, any Subsidiary of the Company which either (i) owns ten percent (10%) or more of the assets of the Company and its Subsidiaries on a consolidated basis or (ii) contributed, as of the end of the then most recently ended fiscal year, ten percent (10%) or more of the consolidated EBITDA of the Company and its Subsidiaries.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Company, any Subsidiary of the Company or any ERISA Affiliate makes or is obligated to make (or in the five preceding years, made or was obligated to make) contributions to on behalf of employees of the Company, any Subsidiary of the Company or any ERISA Affiliate.

“Non Pro Rata Loan” shall have the meaning ascribed to it in Section 2.06(b)(iii).

“Note” shall have the meaning ascribed to it in Section 2.01(d).

“Notice of Borrowing” shall mean, with respect to a proposed Borrowing pursuant to Section 2.01(b), a notice in substantially the form of Exhibit 5.

“Notice of Conversion/Continuation” shall mean, with respect to a proposed conversion or continuation of a Loan pursuant to Section 2.03(c), notice substantially in the form of Exhibit 6.

“Obligations” shall mean all present and future obligations and liabilities of the Company and each Subsidiary Guarantor of every type and description arising under or in connection with this Agreement or any other Loan Document, due or to become due to the Administrative Agent, the Syndication Agent, any Co-Documentation Agent, any Lender, any Issuing Bank or any Person entitled to indemnification pursuant to Section 12.03, or any of their respective successors, transferees or assigns, and shall include, without limitation, (i) all liability of the Company for principal of and interest on the Loans or under the Notes, (ii) all Reimbursement Obligations of the Company to any Issuing Bank, (iii) all liability of each Subsidiary Guarantor under any guaranty of the Obligations to which it is a party and (iv) all liability of the Company and each Subsidiary Guarantor under the Loan Documents for any fees, expense reimbursements and indemnifications.

“Officer’s Certificate” shall mean, as to a corporation, a certificate executed on behalf of such corporation by its chairman or vice-chairman of the board (if an officer), its chief executive officer, its president, any of its vice-presidents, its principal financial officer, its controller or its treasurer.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” shall have the meaning ascribed to it in Section 12.01(d).

“Payoff Letter” shall mean a letter dated the Effective Date or as of a recent date prior to the Effective Date, in form and substance satisfactory to the Administrative Agent and the Lenders, addressed to the Administrative Agent, the Syndication Agent and the Lenders and executed by the “Administrative Agent” and each of the “Senior Lenders” and “Issuing Banks” under (and in each case defined in) the Existing Credit Agreement stating that the Existing Credit Agreement has been terminated (other than provisions which, by their terms, survive the termination of the Existing Credit Agreement) and that all outstanding indebtedness and obligations thereunder or with respect thereto have been repaid in full in cash and discharged.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any Person succeeding to the functions thereof.

“Person” shall mean any natural person, corporation, limited partnership, limited liability company, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Platform” shall have the meaning ascribed to it in Section 12.09(b).

“Potential Event of Default” shall mean an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

“Proposed New Lender” shall have the meaning ascribed to it in Section 2.05(e)(i).

“Pro Rata Share” shall mean, with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender’s Commitment and the denominator of which shall be the Aggregate Commitment then in effect, as adjusted from time to time in accordance with the provisions of this Agreement; provided, however, that, in the event that the Aggregate Commitment has been terminated pursuant to the terms hereof, the Pro Rata Share shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Quarterly Determination Date” shall mean each March 31, June 30, September 30 and December 31 during the term of this Agreement.

“QUIDS Subordinated Notes” shall mean the Quarterly Income Debt Securities Due 2010 dated November 22, 1995 issued by the Company to Ito-Yokado and Seven-Eleven Japan in the aggregate principal amount of $300,000,000 (the “1995 QUIDS Subordinated Notes”) and any promissory notes issued pursuant to an indenture, in substantially the form of the indenture attached as Exhibit A to the 1995 QUIDS Subordinated Notes, upon the exercise by any holder thereof of its rights under that certain Registration Rights Agreement dated as of November 22, 1995 among the Company, Ito-Yokado and Seven-Eleven Japan.

“Reference Banks” shall mean Citibank and one or more Lenders (or Affiliates thereof) requested by the Company to act in such capacity and approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed).

“Regulation U” shall mean Regulation U of the Federal Reserve Board as in effect from time to time.

“Regulation X” shall mean Regulation X of the Federal Reserve Board as in effect from time to time.

“Reimbursement Obligations” shall mean the reimbursement or repayment obligations of the Company to the Issuing Banks pursuant to Letter of Credit Reimbursement Agreements with respect to Facility Letters of Credit, for amounts paid out thereunder.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, advisors and representatives of such Person and of such Person’s Affiliates.

“Rent Expense on Operating Leases,” as applied to the Company and its Subsidiaries, shall mean, for any period, the amount for such period of (i) total rent expense on operating leases, including contingent rent expense, minus (ii) sublease rent income from property subject to operating leases, all such income and expense accounted for on a consolidated basis pursuant to GAAP.

“Reportable Event” shall mean with respect to any Benefit Plan any event described in Section 4043(c) of ERISA other than any such event as to which the requirement of thirty (30) days’ notice to the PBGC contained in Section 4043(a) of ERISA is waived under applicable regulations.

“Requirements of Law” shall mean, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including ERISA, the Securities Act, the Securities Exchange Act, the applicable rules and regulations thereunder, state Securities laws and “Blue Sky” laws, the Sarbanes-Oxley Act of 2002, Regulations U and X, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or occupational safety or health law, rule or regulation.

“Requisite Lenders” shall mean Lenders whose Pro Rata Shares, in the aggregate, are more than fifty percent (50%).

“Revolving Credit Obligations” shall mean, at any particular time, the sum of (i) the outstanding principal amount of the Loans at such time, plus (ii) the Facility Letter of Credit Obligations at such time.

“S&P” shall mean Standard & Poor’s Rating Group, a division of McGraw Hill, Inc., or any successor thereto.

“Securities” shall mean any stock, shares, voting trust certificates, limited partnership certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities”, including any “security” as such term is defined in § 8-102 of the Uniform Commercial Code, or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include the Notes or any other evidence of the Obligations.

“Securities Act” shall mean the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

“SEJ Subordinated Notes” shall mean the Senior Subordinated Notes Due 2010 issued by the Company to Seven-Eleven Japan in the aggregate principal amount of $400,000,000 pursuant to the SEJ Subordinated Note Purchase Agreement.

“SEJ Subordinated Note Purchase Agreement” shall mean the Note Purchase Agreement dated as of January 6, 2003 between the Company and Seven-Eleven Japan.

“7-Eleven Canada” shall mean 7-Eleven Canada, Inc., a corporation organized under the laws of Canada and a wholly-owned Subsidiary of the Company.

“Seven-Eleven Japan” shall mean Seven-Eleven Japan Co., Ltd., a Japanese corporation.

“Standby Letter of Credit” shall mean any Letter of Credit which is not a Commercial Letter of Credit.

“Subordinated Indebtedness” shall mean the Indebtedness evidenced by, or in respect of, (i) the SEJ Subordinated Notes and the SEJ Subordinated Note Purchase Agreement, (ii) the QUIDS Subordinated Notes and any indenture related thereto and (iii) any additional Indebtedness subordinated in right of payment to the Obligations.

“Subsidiary” of a Person shall mean any corporation, limited liability company, general or limited partnership, or other entity of which Securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such entity are at the time directly or indirectly owned or Controlled by, or the management of which is otherwise Controlled directly or indirectly through one or more intermediaries, or both, by such Person, one or more subsidiaries of such Person or any combination thereof.

“Subsidiary Guarantor” shall mean, as of any date of determination, each Subsidiary of the Company that is required to execute a guaranty of the Obligations in accordance with Section 8.01.

“Syndication Agent” shall have the meaning ascribed to it in the preamble hereto.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” shall mean (i) a Reportable Event with respect to a Defined Benefit Plan, (ii) the withdrawal of the Company, any Subsidiary of the Company or any ERISA Affiliate from a Defined Benefit Plan during a plan year in which it is a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate a Defined Benefit Plan, (iv) the treatment of a Defined Benefit Plan amendment as a termination under Section 4041 of ERISA, (v) the institution of proceedings by the PBGC under Section 4042 of ERISA to terminate a Defined Benefit Plan, (vi) any other event or condition which would constitute ground under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Defined Benefit Plan, under Section 4042 of ERISA, or (vii) the partial or complete withdrawal of the Company or any ERISA Affiliate from a Multiemployer Plan if the amount of the withdrawal liability assessed by the plan sponsor against the Company or any such ERISA Affiliate would have a Material Adverse Effect.

“Transaction Costs” shall mean the fees, costs and expenses payable by the Company pursuant hereto or in connection herewith or in respect hereof.

“Type” shall mean, with respect to any Loan, a Base Rate Loan or a Eurodollar Rate Loan.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as enacted in the State of New York, as in effect from time to time.

“Unreimbursed Issuing Bank” shall have the meaning ascribed to it in Section 3.06(b)(ii).

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as amended.

“VCOM” means VCOM Financial Services, Inc., a Texas corporation.

“VCOM Lease” means that certain Lease and Security Agreement, dated as of November 27, 2002, by and between SMBC Leasing and Finance, Inc. and 7-Eleven, Inc., as amended from time to time.

“Yen Royalty Financing Agreement” shall mean, collectively, (i) the Credit Agreement dated as of March 21, 1988 among the Company, the Yen Royalty Lender and Citicorp International Limited, (ii) the Credit Agreement dated as of April 21, 1998 among the Company, the Yen Royalty Lender and Citibank, N.A., as Administrative Agent, and (iii) the Yen Loan Agreement dated as of December 21, 2001 among the Company and the Yen Royalty Lender, in each case as any Yen Royalty Financing Agreement may be amended, supplemented or otherwise modified from time to time, provided that no amendment, supplement or other modification to any Yen Royalty Financing Agreement pertaining to the Yen Royalty Financing Collateral or the recourse of the Yen Royalty Lender (or any other creditor under a Yen Royalty Financing Agreement) thereto shall adversely affect the Administrative Agent, the Lenders or the Issuing Banks without the prior written consent of the Requisite Lenders.

“Yen Royalty Financing Collateral” shall mean, as applicable, the “Collateral” as defined in (i) the Assignment and Security Agreement dated as of March 21, 1988 between the Company and the Yen Royalty Lender entered into in connection the credit agreement described in clause (i) of the definition of “Yen Royalty Financing Agreement”, (ii) the Assignment and Security Agreement dated as of April 21, 1998 between the Company and the Yen Royalty Lender entered into in connection with the credit agreement described in clause (ii) of the definition of “Yen Royalty Financing Agreement” and (iii) the Assignment and Security Agreement dated as of December 21, 2001 between the Company and the Yen Royalty Lender entered into in connection with the loan agreement described in clause (iii) of the definition of “Yen Royalty Financing Agreement”.

“Yen Royalty Financing Indebtedness” shall mean Indebtedness of the Company to the Yen Royalty Lender under the Yen Royalty Financing Agreement in an aggregate principal amount which shall not exceed Japanese Yen 35,000,000,000 plus the amount of all interest and yield protection costs capitalized in connection therewith pursuant to the terms of the Yen Royalty Financing Agreement.

“Yen Royalty Lender” shall mean, as applicable, (i) with respect to clause (i) of the definition of “Yen Royalty Financing Agreement”, Citibank (Channel Islands) Limited, (ii) with respect to clause (ii) of the definition of “Yen Royalty Financing Agreement”, the financial institutions from time to time party to the Credit Agreement described in such clause (b) and (iii) with respect to clause (iii) of the definition of “Yen Royalty Financing Agreement”, CS Funding Company.

References to this Agreement. The words “hereof”, “herein”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, clause, schedule and exhibit references herein are references to articles, sections, subsections, clauses, schedules and exhibits to this Agreement unless otherwise specified.

Computation Of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including” and the words “to” and “until” each mean “to but excluding”. Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed. Any period determined hereunder by reference to a month or months or year or years shall end on the day in the relevant calendar month in the relevant year, if applicable, immediately preceding the date numerically corresponding to the first day of such period, provided that if such period commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month during which such period is to end), such period shall, unless otherwise expressly required by the other provisions of this Agreement, end on the last day of the calendar month.

Accounting Terms. Subject to Section 12.04, for purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

Miscellaneous Terms. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (d) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Other Defined Terms. All other terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings assigned to such terms by the Uniform Commercial Code to the extent the same are defined therein.

Schedules and Exhibits. The schedules and exhibits to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.

AMOUNTS AND TERMS OF LOANS

Loans.

Availability.

Subject to the terms and conditions set forth in this Agreement, each Lender hereby severally and not jointly agrees to make to the Company from time to time on any Business Day during the period from the Effective Date through and including the Business Day immediately preceding the Commitment Termination Date revolving loans (each individually, a “Loan” and collectively, the “Loans”), in an amount which shall not exceed, in the aggregate at any time outstanding, such Lender’s Pro Rata Share of an amount equal to (A) the Aggregate Commitment at such time, minus (B) the aggregate Facility Letter of Credit Obligations at such time (the “Loan Availability” at such time).

All Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Loan hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the failure by any other Lender to perform its obligation to make a Loan.

Within the limits and on the conditions set forth in this Agreement, the Company may from time to time borrow and repay Loans under this Section 2.01, prepay Loans pursuant to Section 2.05(a) and reborrow Loans under this Section 2.01.

Notice of Borrowing.

Whenever the Company desires to borrow under this Section 2.01, it shall deliver to the Administrative Agent a Notice of Borrowing, signed by it, (A) on or before the Effective Date, in the case of a Borrowing of Loans on the Effective Date and (B) no later than 11:00 a.m. (New York time) (I) on the proposed Funding Date in the case of a Borrowing of Base Rate Loans and (II) no later than 11:00 a.m. (New York time) at least three (3) Business Days in advance of the proposed Funding Date in the case of a Borrowing of Eurodollar Rate Loans.

Each Notice of Borrowing for Loans shall specify (A) the Funding Date (which shall be a Business Day) in respect of such Loans, (B) the amount of the proposed Borrowing (which (I) shall be in an aggregate amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess of that amount and (II) after giving effect to such Borrowing and all other Loans and Facility Letters of Credit requested to be made or issued on the same Funding Date, shall not exceed the Loan Availability as of such Funding Date), (C) whether the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, (D) in the case of Eurodollar Rate Loans, the requested Eurodollar Interest Period and (E) instructions for the disbursement of the proceeds of the Loans. The Loans made on the Effective Date shall initially be Base Rate Loans and thereafter may be continued as Base Rate Loans or converted into Eurodollar Rate Loans, in the manner provided in Section 2.03(c) and subject to the conditions therein set forth and in Section 2.07.

In lieu of delivering the above-described Notice of Borrowing, the Company may give the Administrative Agent telephonic notice of any proposed Borrowing by the time required under this Section 2.01(b); provided, that such notice shall be confirmed in writing by delivery to the Administrative Agent promptly (but in no event later than the Funding Date of the requested Loan) of a Notice of Borrowing.

Any Notice of Borrowing (or telephone notice in lieu thereof) pursuant to this Section 2.01(b) shall be irrevocable.

Making of Loans.

On the Effective Date, each Lender which is also a Lender under (and as defined in) the Existing Credit Agreement shall be deemed to have advanced funds to the Company in respect of the Loans in an amount equal to the Lender’s Pro Rata Share (as defined in the Existing Credit Agreement) of the aggregate principal amount of the outstanding Loans under (and as defined in) the Existing Credit Agreement. The Company and such Lender acknowledge and agree that, upon the effectiveness of this Agreement and the payment by such Lender of the amounts described in Section 2.01(c)(ii) to be paid on the Effective Date with respect to such Lender’s Loans under this Agreement, the aggregate principal amount of such Lender’s Loans outstanding under the Existing Credit Agreement shall have been paid in full, and such Lender shall be deemed to have advanced the full amount of its Pro Rata Share of Loans to be made on the Effective Date.

Promptly after receipt of a Notice of Borrowing under Section 2.01(b) (or telephonic notice in lieu thereof) in respect of Loans, the Administrative Agent shall notify each Lender of the proposed Borrowing. Each Lender shall make available to the Administrative Agent in Dollars and in immediately available funds, to such bank and account, in New York, New York, as the Administrative Agent may designate, not later than 11:00 a.m. (New York time) with respect to any Eurodollar Rate Loans and not later than 1:00 p.m. (New York time) with respect to any Base Rate Loans, (A) on the Effective Date, the excess of (1) the amount of such Lender’s Loan to be made on the Effective Date over (2) the aggregate principal amount of such Lender’s Loans deemed made pursuant to Section 2.01(c)(i) and (B) on each Funding Date other than the Effective Date, the amount of such Lender’s Loan to be made on that Funding Date. Subject to the fulfillment of the conditions precedent set forth in Section 4.01 or 4.02, as applicable, after the Administrative Agent’s receipt of the proceeds of such Loans the Administrative Agent shall make the proceeds of such Loans available to the Company in New York, New York, on such Funding Date and shall disburse such funds in Dollars and in immediately available funds in accordance with the Company’s disbursement instructions set forth in the Notice of Borrowing.

The failure of any Lender to deposit with the Administrative Agent the amount described in Section 2.01(c)(ii) on any Funding Date shall not relieve any other Lender of its obligations hereunder to make its Loan on any such date. In the event the conditions precedent set forth in Section 4.01 or 4.02, as applicable, are not fulfilled or duly waived as of the applicable Funding Date, the Administrative Agent shall promptly return, by wire transfer of immediately available funds, the amount deposited hereunder by each Lender to such Lender.

Unless the Administrative Agent shall have been notified by any Lender prior to any Funding Date in respect of any Borrowing of Loans that such Lender does not intend to make available to the Administrative Agent such Lender’s Loan on such Funding Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Funding Date and the Administrative Agent in its sole discretion may, but shall not be obligated to, make available to the Company a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on or prior to a Funding Date, such Lender agrees to pay and the Company agrees to repay severally to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is paid or repaid to the Administrative Agent, at (A) in the case of the Company, the interest rate applicable at the time to a Borrowing of Base Rate Loans made on such Funding Date and (B) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Loan, and if both such Lender and the Company shall have paid and repaid such corresponding amount, the Administrative Agent shall promptly return to the Company such corresponding amount in same day funds. Nothing in this Section 2.01(c) shall be deemed to relieve any Lender of its obligation hereunder to make its Loan on any Funding Date.

Notes; Maturity of Obligations. (d) The Company hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender all Revolving Credit Obligations on the Commitment Termination Date.

Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Loan (and participation in a Facility Letter of Credit) made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and each Facility Letter of Credit issued hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

The entries made in the accounts maintained pursuant to clause (i) or (ii) of this paragraph (d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Revolving Credit Obligations in accordance with the terms of this Agreement.

Any Lender may request that its Commitment be evidenced by a promissory note.

The Company shall execute and deliver to each Lender upon request a promissory note, in substantially the form of Exhibit 7 and otherwise in form and substance satisfactory to the Lenders, in the principal amount of that Lender’s Commitment (each individually, a “Note” and collectively, the “Notes”). The Note delivered to each Lender shall mature, and all Revolving Credit Obligations evidenced thereby shall be paid in full on the Commitment Termination Date; provided, however, that in the case of unmatured Facility Letter of Credit Obligations, no later than three (3) Business Days in advance of the Commitment Termination Date, the Company shall deposit with the Administrative Agent an amount equal to 103% of the greatest amount for which all outstanding Facility Letters of Credit may be drawn or make other arrangements satisfactory to the Administrative Agent, the Issuing Banks and the Requisite Lenders. Such deposit shall be held by the Administrative Agent for the benefit of the Lenders and the Issuing Banks as security for, and to provide for the payment of, the Reimbursement Obligations. Upon the drawing of any such Facility Letter of Credit, to the extent such funds are on deposit with the Administrative Agent, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law, and if so applied, then such reimbursement shall be deemed a repayment by the Company of the corresponding Reimbursement Obligation. Upon the expiration of any Facility Letter of Credit that has not been drawn and so long as no Default or Event of Default has occurred and is continuing, an amount in cash equal to the difference between (x) the amount on deposit with the Administrative Agent and (y) 103% of the greatest amount for which all outstanding Facility Letters of Credit may be drawn shall be paid to the Company by the Administrative Agent. All funds on deposit to secure Facility Letters of Credit pursuant to any provision of this Agreement shall be held in an interest bearing account and such interest shall be payable to the Company at the time, if any, such funds are remitted to the Company in accordance with the terms hereof.

Use of Proceeds of Loans. The proceeds of the Loans made (or deemed to have been made) on the Effective Date shall be used (i) to repay in full all outstanding obligations of the Company under the Existing Credit Agreement, (ii) to pay the Transactions Costs and (iii) for the purposes described in the following sentence. Subject to Section 8.03, the proceeds of all other Loans shall be used for working capital in the ordinary course of business and for other lawful and permitted general corporate purposes of the Company.

Interest on the Loans.

Rate of Interest. All Loans shall bear interest on the unpaid principal amount thereof from the date made until paid in full. The applicable basis for determining the rate of interest shall be selected by the Company at the time a Notice of Borrowing is given by the Company pursuant to Section 2.02(b) or, in the case of all Base Rate Loans or Eurodollar Rate Loans, at the time a Notice of Conversion/Continuation is delivered by the Company pursuant to Section 2.03(c); provided, however, that (x) the Company may not select the Eurodollar Rate as the applicable basis for determining the rate of interest on a Loan if at the time of such selection an Event of Default or a Potential Event of Default has occurred and is continuing and (y) all Loans made on the Effective Date shall be Base Rate Loans. If on any day any Loan is outstanding with respect to which notice has not been delivered to the Administrative Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest, then for that day that Loan shall be a Base Rate Loan. The Loans and other Obligations shall bear interest, subject to Sections 2.03(d) and 12.21, as follows:

If a Base Rate Loan or such other Obligation, then at a rate per annum equal to the Base Rate then in effect; or

If a Eurodollar Rate Loan, then at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Eurodollar Interest Period, plus (B) the Applicable Eurodollar Rate Margin then in effect.

Interest Payments. Subject to Sections 2.03(d) and 12.21, interest accrued on all Base Rate Loans in any calendar quarter shall be payable in arrears (i) on the first Business Day of the immediately succeeding calendar quarter, commencing on the first such day following the making of each such Base Rate Loan, (ii) upon the prepayment thereof in full or in part and (iii) on the Commitment Termination Date. Interest accrued on each Eurodollar Rate Loan shall be payable in arrears (x) on each Eurodollar Interest Payment Date applicable to that Loan, (y) upon the prepayment thereof in full or in part (together with payment of the amounts described in Section 2.07(f)) and (z) on the Commitment Termination Date.

Conversion or Continuation. Subject to the provisions of Section 2.07, the Company shall have the option (i) to convert at any time all or any part of outstanding Loans which comprise part of the same Borrowing and which, in the aggregate, equal $5,000,000 or an integral multiple of $1,000,000 in excess of that amount from Base Rate Loans to Eurodollar Rate Loans; or (ii) to convert all or any part of outstanding Loans which comprise part of the same Borrowing and which, in the aggregate, equal $5,000,000 or an integral multiple of $1,000,000 in excess of that amount from Eurodollar Rate Loans to Base Rate Loans on the expiration date of any Eurodollar Interest Period applicable thereto; or (iii) upon the expiration of any Eurodollar Interest Period applicable to Borrowing of Eurodollar Rate Loans, to continue all or any portion of such Loans equal to $5,000,000 or an integral multiple of $1,000,000 in excess of that amount as Eurodollar Rate Loans of the same type, and the succeeding Eurodollar Interest

Period of such continued Loans shall commence on the expiration date of the Eurodollar Interest Period applicable thereto; provided, that no outstanding Loan may be continued as, or be converted into, a Eurodollar Rate Loan when any Event or Default or Potential Event of Default has occurred and is continuing.

In the event the Company shall elect to convert or continue a Loan under this Section 2.03(c), the Company shall deliver a Notice of Conversion/Continuation to the Administrative Agent no later than 11:00 a.m. (New York time) on the proposed conversion date in the case of a conversion to a Base Rate Loan, and not later than 11:00 a.m. (New York time) at least three (3) Business Days in advance of the proposed conversion/continuation date in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan. A Notice of Conversion/ Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, and (iv) in the case of a conversion to, or continuation of, a Eurodollar Rate Loan, the requested Eurodollar Interest Period. In lieu of delivering the above-described Notice of Conversion/Continuation, the Company may give the Administrative Agent telephonic notice of any proposed conversion/continuation by the time required under this Section 2.03(c); provided, that such notice shall be confirmed in writing by delivery to the Administrative Agent promptly (but in no event later than the proposed conversion/continuation under this Section 2.03(c). Promptly after receipt of a Notice of Conversion/Continuation under this Section 2.03(c) (or telephonic notice in lieu thereof), the Administrative Agent shall notify each Lender by telex, telecopy, telegram, telephone or other similar form of transmission, of the proposed conversion/continuation.

Any Notice of Conversion/Continuation for conversion to, or continuation of, a Loan (or telephonic notice in lieu thereof) shall be irrevocable and the Company shall be bound to convert or continue such Loan in accordance therewith.

Default Interest. Notwithstanding the rates of interest specified in Section 2.03(a), effective upon notice from the Administrative Agent or the Requisite Lenders at any time after (i) the occurrence of an Event of Default under Section 10.01(a) or (ii) the date of acceleration of the maturity of the Obligations pursuant to Section 10.02(a) and for as long thereafter as such Event of Default shall be continuing or until such acceleration has been rescinded pursuant to Section 10.02(c) (as applicable), the principal balance of all Loans and other Obligations then outstanding shall bear interest payable upon demand at a rate which is two percent (2%) per annum in excess of the rate of interest otherwise payable under this Agreement, but not to exceed the maximum rate permitted by applicable law.

Computation of Interest. Interest on Base Rate Loans and Eurodollar Rate Loans shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and (i) with respect to Base Rate Loans, a year of 365 or 366 days, as applicable, and (ii) with respect to Eurodollar Rate Loans, a year of 360 days (in each case subject to the provisions of this Agreement and the Notes limiting the rate of interest to that permitted by applicable law). In computing interest on any Loan, the date of the making of the Loan or the first day of a Eurodollar Interest Period, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

Reference Banks. Each Reference Bank which is also a Lender agrees to furnish to the Administrative Agent timely information for the purpose of determining each Eurodollar Rate. Upon the reasonable request of the Company from time to time, the Administrative Agent shall promptly provide to the Company such information with respect to the applicable Eurodollar Rate as may be reasonably required by the Company, and each Reference Bank which is also a Lender agrees to furnish to the Administrative Agent such information as may be required in connection therewith.

Fees.

Fee Letter. The Company shall pay to the Administrative Agent and to the Lead Arranger, the fees payable to the Administrative Agent or the Lead Arranger, respectively, as specified in the Fee Letter and on the dates specified therein. No Person other than the Administrative Agent, the Lead Arranger or any other Person specified in the Fee Letter shall have any interest in these fees.

Facility Fee. The Company shall pay to the Administrative Agent, for the account of each Lender, a fee in an amount equal to (i) the Applicable Facility Fee Rate then in effect multiplied by (ii) the Commitment of such Lender in effect from day to day during any calendar quarter (or, if the Aggregate Commitment has then been terminated, the amount of the outstanding Revolving Credit Obligations owing to such Lender), payable quarterly in arrears on the first Business Day of the immediately succeeding calendar quarter and on the Commitment Termination Date (and, if applicable, thereafter on demand).

Utilization Fee. The Company shall pay to the Administrative Agent, for the account of each Lender in accordance with its Pro Rata Share, a fee in an amount equal to (i) the Applicable Utilization Fee Rate then in effect multiplied by (ii) the aggregate outstanding principal amount of the Loans and Reimbursement Obligations for each day that the aggregate outstanding principal amount of the Loans and Reimbursement Obligations exceeds fifty percent (50%) of the Aggregate Commitment then in effect (or, if the Aggregate Commitment has then been terminated, the amount of the Aggregate Commitment in effect immediately prior to such termination), payable on each day that interest is payable pursuant to Section 2.03(b) and on the Commitment Termination Date (and, if applicable, thereafter on demand).

Letter of Credit Fees. The Company shall pay to the Administrative Agent, for the account of the Lenders or the Issuing Banks, as applicable, the fee for Facility Letters of Credit, determined as set forth in Sections 3.08(a) and 3.08(b).

Calculation and Payment of Fees. All of the above fees that are based on a per annum rate shall be calculated on the basis of the actual number of days elapsed in a 360-day year. The fees described in this Section 2.04 represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention or forbearance of money, and the obligation of the Company to pay each fee described herein shall be in addition to, and not in lieu of, the obligation of the Company to pay interest, other fees described herein or in the Fee Letter and expenses, indemnifications and other Obligations otherwise described in this Agreement. Fees shall be payable when due in New York, New York in immediately available funds. All fees shall be fully earned when due and non-refundable when paid. All fees specified or referred to in this Agreement due to a Lender, including those referred to in this Section 2.04, shall bear interest, if not paid when due, at the rate then applicable to past due Base Rate Loans (but not to exceed the maximum rate permitted by law) and shall constitute Obligations.

Prepayments of Loans; Reductions and Termination of Aggregate Commitment; Increases in Aggregate Commitment.

Voluntary Prepayments of Loans. The Company may, upon prior written or telephonic notice confirmed promptly in writing to the Administrative Agent (which notice the Administrative Agent shall promptly transmit by telegram, telex or telephone to each Lender), at any time and from time to time, prepay any Base Rate Loans in whole or in part, without premium or penalty, in an aggregate minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess of that amount, provided, however, that the Company may prepay such Loans in full without regard to such minimum amount. The

Company may, upon not less than two (2) Business Days’ prior written or telephonic notice confirmed promptly in writing to the Administrative Agent (which notice the Administrative Agent shall promptly transmit by telegram, telex or telephone to each Lender), prepay Eurodollar Rate Loans in whole or in part, without premium or penalty, on the expiration date of the Eurodollar Interest Period applicable thereto and otherwise only upon payment of the amounts described in Section 2.07(f). Any notice of prepayment given to the Administrative Agent under this Section 2.05(a) shall specify the date of prepayment, the aggregate principal amount of the prepayment and the allocation of such amount among Base Rate Loans and Eurodollar Rate Loans. Notice of prepayment having been delivered as provided herein, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date.

Mandatory Prepayment of Loans. The Company shall make prepayments of Loans to the extent necessary to assure that the Revolving Credit Obligations at any time do not exceed the Aggregate Commitment at such time.

Voluntary Reduction and Termination of Aggregate Commitment. The Company shall have the right, at any time and from time to time, to terminate in whole or permanently reduce in part, without premium or penalty, the Aggregate Commitment; provided, however, that (A) the Aggregate Commitment shall not be reduced to an amount which is less than the Facility Letter of Credit Obligations at such time, (B) each partial reduction shall be in an aggregate amount of $10,000,000 and integral multiples of $1,000,000 in excess of that amount and (C) the Company shall have made whatever payment may be required to reduce the Revolving Credit Obligations to an amount less than or equal to the Aggregate Commitment as reduced or terminated. The Company shall give not less than three (3) Business Days’ prior written notice to the Administrative Agent designating the date (which shall be a Business Day) of such termination or reduction of the Aggregate Commitment and, in the case of a partial reduction, the amount of such reduction. Promptly after receipt of a notice of such termination or reduction, the Administrative Agent shall notify each Lender of the proposed termination or reduction. Such termination or reduction of the Aggregate Commitment shall be effective on the date specified in the Company’s notice and shall terminate or permanently reduce the Commitment of each Lender proportionately in accordance with its Pro Rata Share.

Mandatory Termination of Aggregate Commitment. Each Lender’s Commitment shall expire without further action on the part of the Administrative Agent, any Lender or the Company on the Commitment Termination Date.

Increase in Aggregate Commitment.

At any time prior to the Commitment Termination Date, the Company may, not more than once in any period of twelve consecutive calendar months, request that the Aggregate Commitment be increased; provided, that without the prior written consent of all of the Lenders, (A) the Aggregate Commitment shall at no time exceed $300,000,000 and (B) each such request shall be in a minimum amount of at least $25,000,000. Each request shall be made in a written notice given to the Administrative Agent and the Lenders by the Company not less than twenty (20) Business Days prior to the proposed effective date of such increase, which notice (a “Commitment Increase Notice”) shall specify the amount of the proposed increase in the Aggregate Commitment and the proposed effective date of such increase. In the event of delivery of such a Commitment Increase Notice, each of the Lenders shall be given the opportunity to participate in the requested increase ratably. On or prior to the date that is fifteen (15) Business Days after receipt of the Commitment Increase Notice, each Lender shall submit to the Administrative Agent a notice indicating the maximum amount by which it is willing to increase its Commitment in connection with such Commitment Increase Notice (any such notice to the Administrative Agent being herein a “Lender Increase Notice”). Any Lender which does not submit a

Lender Increase Notice to the Administrative Agent prior to the expiration of such fifteen (15) Business Day period shall be deemed to have denied any increase in its Commitment. In the event that the increases of Commitments set forth in the Lender Increase Notices exceed the amount requested by the Company in the Commitment Increase Notice, the Administrative Agent shall allocate the amount of increases based on the ratio of each Lender’s maximum Commitment as set forth in such Lender’s Lender Increase Notice to the aggregate of the maximum aggregate Commitments set forth in all Lender Increase Notices. In the event that the Lender Increase Notices are less than the amount requested by the Commitment Increase Notice, not later than three (3) Business Days prior to the proposed effective date of the requested increase, the Company may notify the Administrative Agent of any Eligible Assignee that shall have agreed to become a Lender (a “Proposed New Lender”) in connection with the Commitment Increase Notice. Any Proposed New Lender shall be subject to the approval of the Administrative Agent and the Issuing Banks (which approval shall not be unreasonably withheld or delayed) (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee) and shall have agreed to a Commitment of not less than $10,000,000. If no Proposed New Lender(s) shall have committed to the shortfall from the Lender Increase Notices, then the Company shall be deemed to have reduced the amount of the Commitment Increase Notice to the aggregate amount set forth in the Lender Increase Notices. Based upon the Lender Increase Notices, any allocations made in connection therewith and any notice regarding any Proposed New Lender, if applicable, the Administrative Agent shall notify the Company and the Lenders on or before the Business Day immediately prior to the proposed effective date of the amount of each Lender’s and Proposed New Lenders’ Commitment (the “Effective Commitment Amount”) and the amount of the Aggregate Commitment, which amounts shall be effective on the following Business Day. Any increase in the Aggregate Commitment shall be subject to the following conditions precedent: (I) as of the date of the Commitment Increase Notice and as of the proposed effective date of the increase in the Aggregate Commitment, no event shall have occurred and then be continuing which constitutes an Event of Default or a Potential Event of Default, (II) at the time and after giving effect to any such increase, the Index Debt shall be rated BBB- or better by S&P and Baa3 or better by Moody’s (or, if neither S&P nor Moody’s shall then be rating the Index Debt, an equivalent rating from any other Applicable Rating Agency or Agencies), (III) the Company, the Administrative Agent and each Proposed New Lender or Lender that shall have agreed to provide a Commitment in support of such increase in the Aggregate Commitment shall have executed and delivered a Commitment and Acceptance, (IV) the Company and each Proposed New Lender shall otherwise have executed and/or delivered such other instruments and documents as the Administrative Agent shall have reasonably requested in connection with such increase and (V) the Company shall have paid any fees charged by the Lenders providing Lender Increase Notices and the Proposed New Lenders. Upon satisfaction of the conditions precedent to any increase in the Aggregate Commitment, the Administrative Agent shall promptly advise the Company and each Lender of the effective date of such increase. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.01(c), from and after the effective date of any increase in the Aggregate Commitment that is accepted by a Proposed New Lender, such Proposed New Lender shall be a party to this Agreement and, to the extent of its Commitment, have the rights and obligations of a Lender under this Agreement. Nothing contained herein shall constitute, or otherwise be deemed to be (x) a commitment on the part of any Lender to increase its Commitment hereunder at any time or (y) a commitment by the Administrative Agent or any of its Affiliates to find Proposed New Lenders to satisfy requested increases in the Aggregate Commitment hereunder.

For purposes of this clause (ii), (A) the term “Buying Lender(s)” shall mean (I) each Lender the Effective Commitment Amount of which is greater than its Commitment prior to the effective date of any increase in the Aggregate Commitment and (II) each Proposed New Lender that is allocated an Effective Commitment Amount in connection with any Commitment Increase Notice and (B) the term “Selling Lender(s)” shall mean each Lender whose Commitment is not being increased from that in effect prior to such increase in the Aggregate Commitment. Effective on the effective date of any increase in the Aggregate Commitment pursuant to clause (i) above, each Selling Lender hereby sells, grants, assigns and conveys to each Buying Lender, without recourse, warranty, or representation of any kind, except as specifically provided herein, an undivided percentage in such Selling Lender’s right, title and interest in and to the sum of (x) the aggregate principal amount of its Loans outstanding at such time, plus (y) an amount equal to its participation interest in outstanding Letters of Credit and Reimbursement Obligations at such time (“Outstanding Credit Exposure”) in the respective amounts and percentages necessary so that, from and after such sale, each such Selling Lender’s Outstanding Credit Exposure shall equal such Selling Lender’s Pro Rata Share (calculated based upon the Effective Commitment Amounts) of the aggregate of the Outstanding Credit Exposure of all the Lenders (“Aggregate Outstanding Credit Exposure”). Effective on the effective date of the increase in the Aggregate Commitment pursuant to clause (i) above, each Buying Lender hereby purchases and accepts such grant, assignment and conveyance from the Selling Lenders. Each Buying Lender hereby agrees that its respective purchase price for the portion of the Aggregate Outstanding Credit Exposure purchased hereby shall equal the respective amount necessary so that, from and after such payments, each Buying Lender’s Outstanding Credit Exposure shall equal such Buying Lender’s Pro Rata Share (calculated based upon the Effective Commitment Amounts) of the Aggregate Outstanding Credit Exposure. Such amount shall be payable on the effective date of the increase in the Aggregate Commitment by wire transfer of immediately available funds to the Administrative Agent. The Administrative Agent, in turn, shall wire transfer any such funds received to the Selling Lenders, in same day funds, for the sole account of the Selling Lenders. Each Selling Lender hereby represents and warrants to each Buying Lender that such Selling Lender owns the Outstanding Credit Exposure being sold and assigned hereby for its own account and has not sold, transferred or encumbered any or all of its interest in such Outstanding Credit Exposure, except for participations which will be extinguished upon payment to such Selling Lender of an amount equal to the portion of the Aggregate Outstanding Credit Exposure being sold by such Selling Lender. Each Buying Lender hereby acknowledges and agrees that, except for each Selling Lender’s representations and warranties contained in the foregoing sentence, each such Buying Lender has entered into its Commitment and Acceptance with respect to such increase on the basis of its own independent investigation and has not relied upon, and will not rely upon, any explicit or implicit written or oral representation, warranty or other statement of the Lenders or the Administrative Agent concerning the authorization, execution, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents. The Company hereby agrees to compensate each Selling Lender for all losses, expenses and liabilities incurred by such Selling Lender in connection with the sale and assignment of any Eurodollar Rate Loan hereunder on the terms and in the manner as set forth in Section 2.07(f).

Payments.

Manner and Time of Payment. All payments of principal, interest, Reimbursement Obligations and fees hereunder and under the Notes or a Facility Letter of Credit payable to the Lenders or any Issuing Bank shall be made without condition or reservation of right or deduction for any counterclaim, defense, recoupment or setoff, in Dollars and in immediately available funds, delivered to the Administrative Agent not later than 11:00 a.m. (New York time) on the date due, to such account of the Administrative Agent in New York, New York, as the Administrative Agent may designate, for the account of the Lenders or such Issuing Bank, as the case may be, and funds received by the Administrative Agent after that time, shall be deemed to have been paid on the next succeeding Business Day. Payments actually received by the Administrative Agent for the account of the Lenders or the Issuing Banks, or any of them, shall be paid to them promptly after receipt thereof by the Administrative Agent, provided, that the Administrative Agent shall pay to such Lenders or Issuing Banks interest thereon, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, from the Business Day following receipt of such funds by the Administrative Agent until such funds are paid to such Lenders and Issuing Banks.

Apportionment of Payments.

Subject to the provisions of Sections 2.04, 2.05, 2.06(b)(ii), 2.06(b)(iii), 2.08, 2.09, 3.05 and Section 3.06(b)(ii), all payments of principal and interest in respect of outstanding Loans, all payments in respect of Reimbursement Obligations, all payments of fees and all other payments in respect of any other Obligations, shall be allocated among such of the Lenders and Issuing Banks as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein. Except as provided in Section 2.06(b)(ii) with respect to payments received after the occurrence of an Event of Default, all such payments and any other amounts received by the Administrative Agent from or for the benefit of the Company shall be allocated among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares, or otherwise as provided herein. All such principal and interest payments in respect of Loans shall be applied to pay interest due in respect of the Loans and then to repay the principal amount of the Loans. All principal payments in respect of Loans shall be applied to repay outstanding Base Rate Loans and then to repay outstanding Eurodollar Rate Loans with those Eurodollar Rate Loans which have earlier expiring Eurodollar Interest Periods being repaid prior to those which have later expiring Eurodollar Interest Periods.

After the occurrence of an Event of Default and while the same is continuing, the Administrative Agent shall apply all payments in respect of any Obligations in the following order:

first, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Administrative Agent from the Company or any Subsidiary Guarantor;

second, to pay Obligations in respect of any fees and indemnities then due to the Lenders from the Company or any Subsidiary Guarantor;

third, to pay interest due in respect of Loans and other Obligations; provided, that if sufficient funds are not available to fund all payments to be made to the Holders in respect of the Obligations described in this clause (C), the available funds shall be allocated to the payment of such Obligations ratably, based on the proportion of the amount of interest due each Holder;

fourth, to pay or prepay principal of Loans and Reimbursement Obligations and to pay (or, to the extent such Obligations are contingent, prepay or provide cash collateral in respect of) Facility Letter of Credit Obligations; provided, that if sufficient funds are not available to fund all payments to be made to the Holders in respect of the Obligations described in this clause (D), the available funds shall be allocated to the payment of such Obligations ratably, based on the proportion of each Holder’s interest in the aggregate outstanding Loans, Reimbursement Obligations and other Facility Letter of Credit Obligations (in each instance whether or not due);

fifth, to the ratable payment of all other Obligations then due and payable for expense reimbursements; and

sixth, to the ratable payment of all other Obligations due to any and all Holders.

Subject to Section 2.06(b)(iii) and Section 3.06(b)(ii), the Administrative Agent shall promptly distribute to each Lender and Issuing Bank at its primary address set forth on the appropriate signature page hereof, or the signature page to the Assignment and Acceptance or the Commitment and Acceptance by which such Person became a Lender or Issuing Bank, or at such other address as a Lender, an Issuing Bank or Holder may request in writing, such funds as it may be entitled to receive, subject to the provisions of Article XI and provided that the Administrative Agent shall in any event not be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Holder and may suspend all payments or seek appropriate relief (including instructions from the Requisite Lenders or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby. The order of priority herein is set forth solely to determine the rights and priorities of the Lenders and other Holders as among themselves and may at any time or from time to time be changed by the Lenders as they may elect, in writing in accordance with Section 12.07, without necessity of notice to or consent of or approval by the Company or any other Person.

In the event that any Lender fails to fund its Pro Rata Share of any Loan requested by the Company which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Borrowing of Loans being hereinafter referred to as a “Non Pro Rata Loan”), until the earlier of such Lender’s cure of such failure and the termination of the Aggregate Commitment, the proceeds of all amounts thereafter repaid to the Administrative Agent by the Company and otherwise required to be applied to such Lender’s share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the Company by the Administrative Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations. Notwithstanding anything in this Agreement to the contrary:

the foregoing provisions of this Section 2.06(b)(iii) shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to Section 2.03(c);

a Lender shall be deemed to have cured its failure to fund its Pro Rata Share of any Loan at such time as an amount equal to such Lender’s original Pro Rata Share of the requested principal portion of such Loan is fully funded to the Company, whether made by such Lender itself or by operation of the terms of this Section 2.06(b)(iii), and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;

amounts advanced to the Company to cure, in full or in part, any such Lender’s failure to fund its Pro Rata Share of any Loan (“Cure Loans”) shall bear interest at the rate in effect from time to time pursuant to Section 2.03(a)(i) and for all other purposes of this Agreement shall be treated as if they were Base Rate Loans; and

regardless of whether or not an Event of Default has occurred or is continuing, and notwithstanding the instructions of the Company as to its desired application, all repayments of principal which, in accordance with the other terms of this Section 2.06, would be applied to the outstanding Loans which are Base Rate Loans shall be applied first, ratably to all such Base Rate Loans constituting Non Pro Rata Loans, second, ratably to such Base Rate Loans other than those constituting Non Pro Rata Loans or Cure Loans and third, ratably to such Base Rate Loans constituting Cure Loans.

Payments by the Company; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Payments on Non-Business Days. Whenever any payment to be made by the Company hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, payments shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or under the Notes and of any of the fees specified in Section 2.04, as the case may be.

Administrative Agent’s, Issuing Bank’s or Lender’s Accounting. Any accounting as to Loans, fees or Facility Letters of Credit which any of the Administrative Agent, any Issuing Bank or any of the Lenders at its option may provide to the Company, including any periodic statement of account, will be presumed, rebuttably, to be correct.

Special Provisions Governing Eurodollar Rate Loans. Notwithstanding other provisions of this Agreement, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

Amount of Eurodollar Rate Loans. Each Eurodollar Rate Loan shall be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess of that amount.

Determination of Eurodollar Interest Period. By giving notice as set forth in Section 2.01(b) (with respect to a Borrowing of Eurodollar Rate Loans after the Effective Date) or Section 2.03(c) (with respect to a conversion into or continuation of Eurodollar Rate Loans), the Company shall have the option, subject to the other provisions of this Section 2.07, to specify an interest period (each a “Eurodollar Interest Period”) to apply to the Borrowing of Eurodollar Rate Loans described in such notice, which Eurodollar Interest Period shall be a period of either one, two, three, six or, if available to each of the Lenders, nine or twelve months. The determination of Eurodollar Interest Periods shall be subject to the following provisions:

In the case of immediately successive Eurodollar Interest Period applicable to a Borrowing of Eurodollar Rate Loans, each successive Eurodollar Interest Period shall commence on the day on which the immediately preceding Eurodollar Interest Period expires;

If any Eurodollar Interest Period would otherwise expire on a day which is not a Business Day, the Eurodollar Interest Period shall be extended to expire on the next succeeding Business Day; provided, that if any such Eurodollar Interest Period applicable to a Borrowing of Eurodollar Rate Loans would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in that month, that Eurodollar Interest Period shall expire on the immediately preceding Business Day;

The Company may not select a Eurodollar Interest Period for any Borrowing of Loans which terminates later than the Commitment Termination Date;

The Company may not select a Eurodollar Interest Period with respect to any portion of principal of a Eurodollar Rate Loan which extends beyond a date on which the Company is required to make a scheduled payment of that portion of principal, it being understood and agreed that any Eurodollar Rate Loan whose Eurodollar Interest Period ends less than one month prior to such date shall be deemed converted to a Base Rate Loan as of the last day of such Eurodollar Interest Period for purposes of determining whether any portion of principal of any Eurodollar Rate Loan is required in order to make a mandatory payment of principal; and

There shall be no more than ten (10) Eurodollar Interest Periods in effect at any one time.

Determination of Interest Rate. As soon as practicable after 11:00 a.m. (New York time) on the Eurodollar Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be presumptively correct, subject, however, to the provisions of Section 12.21) the interest rate which shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Eurodollar Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Company and to each Lender.

Interest Rate Unascertainable, Inadequate or Unfair. If with respect to any Eurodollar Interest Period:

the Administrative Agent is advised by any Reference Bank that deposits in Dollars (in the applicable amounts) are not being offered by such Reference Bank in the relevant market for such Eurodollar Interest Period; or

Requisite Lenders advise the Administrative Agent that the Eurodollar Rate as determined by the Administrative Agent is less than the cost to such Lenders of obtaining funds in the London interbank Eurodollar market in the amount substantially equal to such Lenders’ Eurodollar Rate Loans and for a period equal to such Eurodollar Interest Period;

the Administrative Agent shall forthwith give notice thereof to the Company, whereupon until the Administrative Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, the right of the Company to elect to have the Loans bear interest based on the Eurodollar Rate shall be suspended, and each outstanding Eurodollar Rate Loan made by the Lenders shall be converted into a Base Rate Loan on the last day of the then current Eurodollar Interest Period therefor, notwithstanding any prior election by the Company to the contrary.

Illegality.

In the event that on any date any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties) that the making or continuation of any Eurodollar Rate Loan has become unlawful by compliance by that Lender in good faith with any law, governmental rule, regulation or order of any Governmental Authority (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, and in any such event, that Lender shall promptly give notice (by telephone promptly confirmed in writing) to the Company and the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each Lender) of that determination.

Upon the giving of the notice referred to in Section 2.07(e)(i), (A) the Company’s right to request and such Lender’s obligation to make Eurodollar Rate Loans shall be immediately suspended, and such Lender shall make a Loan, as part of any requested Borrowing of Eurodollar Rate Loans, as a Base Rate Loan, which Base Rate Loan shall, for all purposes, be considered a part of such Borrowing, and (B) if the affected Eurodollar Rate Loan(s) are then outstanding, the Company shall immediately, or if permitted by applicable law, no later than the date permitted thereby, upon at least one (1) Business Day’s written notice to the Administrative Agent and the affected Lender, convert each such Eurodollar Rate Loan into a Base Rate Loan.

In the event that such Lender determines at any time following its giving of the notice referred to in Section 2.07(e)(i) that such Lender may lawfully make Eurodollar Rate Loans of the type referred to in such notice, such Lender shall promptly give notice (by telephone confirmed in writing) to the Company and the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each Lender) of that determination, whereupon the Company’s right to request and such Lender’s obligation to make Eurodollar Rate Loans of such type(s) shall be restored.

Compensation. In addition to such amounts as are required to be paid by the Company pursuant to Sections 2.03(a), 2.03(d), 2.08 and 2.09, the Company shall compensate each Lender, upon written request by that Lender (which request shall set forth in reasonable detail the basis for requesting such amounts), for all losses, expenses and liabilities, including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by that Lender to fund or maintain that Lender’s Eurodollar Rate Loans to the Company which that Lender may sustain (i) if for any reason a Borrowing, conversion or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion/Continuation or in a telephonic request for borrowing or conversion/continuation or a successive Eurodollar Interest Period does not commence after notice therefor is given pursuant to Section 2.03(c), (ii) if any prepayment of any Eurodollar Rate Loan (including without limitation, any prepayments pursuant to Section 2.05) occurs for any reason on a date which is not the last day of the applicable Eurodollar Interest Period, (iii) as a consequence of any required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated on Section 2.07(e), or (iv) as a consequence of any other default by the Company to repay Eurodollar Rate Loans when required by the terms of this Agreement. The Company shall pay such Lender the amount shown as due on any such request within 10 days after receipt thereof (other than in connection with a termination of the Aggregate Commitment in which case such amounts shall be paid on the effective date of such termination).

Quotation of Eurodollar Rate. If on any Eurodollar Interest Rate Determination Date any of the Reference Banks shall have failed to provide offered quotations to the Administrative Agent in accordance with the definition of “Eurodollar Rate” the Administrative Agent shall determine the Eurodollar Rate using the quotation of the other Reference Banks.

Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of, any of its branch offices or the office of an Affiliate of that Lender; provided, however, no such Lender shall be entitled to receive any greater amount under Section 2.08 or 2.09 as a result of the transfer of any such Eurodollar Rate Loan than such Lender would be entitled to immediately prior thereto unless (A) such transfer occurred at a time when circumstances giving rise to the claim for such greater amount did not exist and (B) such claim would have arisen even if such transfer had not occurred.

Affiliates Not Obligated. No Eurodollar Affiliate or other Affiliate of any Lender shall be deemed a party to this Agreement or shall have any rights, liability or obligation under this Agreement.

Increased Costs.

Increased Costs Generally. If any Change in Law shall:

impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or any Issuing Bank;

subject any Lender or any Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Facility Letter of Credit, any participation in a Facility Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or such Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes as to which Section 2.09 shall apply and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such Issuing Bank); or

impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Facility Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Facility Letter of Credit (or of maintaining its obligation to participate in or to issue any Facility Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such Issuing Bank, the Company will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

Capital Requirements. If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or any lending office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender, the Letter of Credit Commitments of such Issuing Bank or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

Certificates for Reimbursement. A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 2.08 (and setting forth in reasonable detail the basis for requesting such amounts) and delivered to the Company shall be conclusive absent manifest error. The Company shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.08 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation, provided that the Company shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.08 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Taxes.

Payments Free of Taxes. Any and all payments by or on account of any obligation of the Company hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Company shall be required by applicable law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.09) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

Payment of Other Taxes by the Company. Without limiting the provisions of subsection (a) above, the Company shall pay any Other Taxes to the relevant Governmental Authority when due in accordance with applicable law.

Indemnification by the Company. The Company shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.09) paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company to a Governmental Authority, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction in the rate of United States Federal withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Foreign Lender Certifications. Without limiting the generality of the Section 2.09(e), each Foreign Lender shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

duly completed copies of Internal Revenue Service Form W-8ECI,

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (I) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (II) a “10 percent shareholder” of the Company within the meaning of section 881(c)(3)(B) of the Code, or (III) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN, or any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.

Treatment of Certain Refunds. If the Administrative Agent, a Lender or an Issuing Bank determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 2.09, it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 2.09 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Company, upon the request of the Administrative Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. This subsection (g) shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company or any other Person.

Mitigation Obligations; Replacement of Lenders.

Designation of a Different Lending Office. If any Lender requests compensation under Section 2.08, or requires the Company to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.09, then such Lender shall, to the extent not inconsistent with such Lender’s internal policies and applicable legal and regulatory restrictions, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.08 or 2.09, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed or unindemnified cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Replacement of Lenders. If any Lender requests compensation under Section 2.08, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.09, or if any Lender defaults on its obligation to fund Loans hereunder, or if any Lender gives notice pursuant to Section 2.07(e) requiring a conversion of such Lender’s Eurodollar Rate Loans to Base Rate Loans or suspending such Lender’s obligation to make Loans as, or to convert or continue Loans into or as, Eurodollar Rate Loans, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.01), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

no Event of Default or Potential Event of Default shall have occurred and be continuing at the time of such assignment;

the Company shall have paid to the Administrative Agent the assignment fee specified in Section 12.01(b)(iv);

such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Facility Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.07(f)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

if such Lender or its Affiliate is an Issuing Bank hereunder, such Lender or such Affiliate shall have received from the Company an amount equal to 103% of the greatest amount for which all outstanding Facility Letters of Credit issued by such Issuing Bank may be drawn;

in the case of any such assignment resulting from a claim for compensation under Section 2.08 or payments required to be made pursuant to Section 2.09, such assignment will result in a reduction in such compensation or payments thereafter; and

such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender, the taking of any mitigating actions described in Section 2.09(a) or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

Authorized Officers and Agents. The Company shall notify the Administrative Agent in writing of the names of the officers and employees authorized to request Loans on behalf of the Company and shall provide the Administrative Agent with a specimen signature of each such officer or employee. The officers and employees of the Company authorized to request a Loan on behalf of the Company shall also be authorized to request a conversion/continuation of any Loan on behalf of the Company. The Administrative Agent shall be entitled to rely conclusively on such officer’s or employee’s authority to request, convert or continue a Loan on behalf of the Company until the Administrative Agent receives written notice to the contrary. The Administrative Agent shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing or Notice of Conversion/Continuation and, with respect to an oral request for a Loan or a conversion or continuation thereof, the Administrative Agent shall have no duty to verify the identity of any person representing himself as one of the officers or employees authorized to make such request on behalf of the Company. Neither the Administrative Agent nor any Lender shall incur any liability to the Company in acting upon any telephonic notice referred to above which the Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of the Company or for otherwise acting in good faith under this Agreement.

LETTERS OF CREDIT

Obligation to Issue. Subject to the terms and conditions set forth in this Agreement, each Issuing Bank hereby severally agrees to issue for the account of the Company one or more Facility Letters of Credit, up to an aggregate face amount at any one time outstanding equal to its Letter of Credit Commitment, from time to time through the earlier of (i) the expiration of such Issuing Bank’s Letter of Credit Commitment or (ii) the tenth Business Day immediately preceding the Commitment Termination Date.

Types and Amounts.

An Issuing Bank shall not have any obligation to issue, amend or extend, and shall not issue, amend or extend, any Facility Letter of Credit at any time:

if the aggregate maximum amount then available for drawing under Facility Letters of Credit issued by such Issuing Bank after giving effect to the Facility Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Bank;

if, immediately after the issuance of such Facility Letter of Credit, the aggregate principal amount of Facility Letter of Credit Obligations then existing with respect to Facility Letters of Credit issued by that Issuing Bank (which amount shall be calculated without giving effect to the participation of the Lenders pursuant to Section 3.06) would exceed such Issuing Bank’s then effective Letter of Credit Commitment;

if such Issuing Bank receives written notice from the Administrative Agent or the Requisite Lenders at or before 11:00 a.m. (New York time) on the date of the proposed issuance, amendment or extension of such Facility Letter of Credit that (A) immediately after the issuance, amendment or extension of such Facility Letter of Credit, the Revolving Credit Obligations at such time would exceed the Aggregate Commitment then in effect, or (B) one or more of the conditions precedent contained in Section 4.01 or 4.02, as applicable, will not on such date be satisfied, unless such conditions are thereafter satisfied or waived and notice of such satisfaction or waiver is given to the Issuing Bank by the Administrative Agent or the Requisite Lenders (and an Issuing Bank shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 4.01 or 4.02, as applicable, have been satisfied); or

which has an expiration date later than the earlier of (A) the date one (1) year after the date of issuance or extension thereof or (B) the fifth Business Day preceding the Commitment Termination Date.

Any Lender may, in its discretion, issue or extend Letters of Credit that do not result in an Event of Default without regard to the terms and provisions of this Article III, and no other Lender will have any obligation to purchase any participation or any other interest in such Letters of Credit pursuant to Section 3.06.

Conditions. In addition to being subject to the satisfaction of the conditions precedent contained in Section 4.01 or 4.02, as applicable, the obligation of an Issuing Bank to issue any Facility Letter of Credit is subject to the satisfaction in full of the following conditions:

The Company shall have delivered to that Issuing Bank, at such times and in such manner as that Issuing Bank may prescribe, a Letter of Credit Reimbursement Agreement and such other documents and materials as may be required pursuant to the terms thereof and the terms of the proposed Facility Letter of Credit shall be satisfactory to that Issuing Bank; and

As of the date of issuance no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain that Issuing Bank from issuing the Facility Letter of Credit and no law, rule or regulation applicable to that Issuing Bank and no request or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) from any Governmental Authority with jurisdiction over that Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of that Facility Letter of Credit.

Issuance of Facility Letters of Credit.

The Company shall give an Issuing Bank and the Administrative Agent written notice that it has selected that Issuing Bank to issue a Facility Letter of Credit not later than 11:00 a.m. (New York time) on the fifth (5th) Business Day preceding the requested issuance thereof under this Agreement, or such shorter notice as may be acceptable to such Issuing Bank and the Administrative Agent. Such notice shall be irrevocable and shall specify (i) the stated amount of the Facility Letter of Credit requested, (ii) the effective date (which day shall be a Business Day) of issuance of such requested Facility Letter of Credit, (iii) the date on which such requested Facility Letter of Credit is to expire (which date shall be a Business Day and shall in no event be later than the expiration date permitted by Section 3.02(a)(iv)), (iv) the Person for whose benefit the requested Facility Letter of Credit is to be issued, and (v) the amount of then outstanding Facility Letter of Credit Obligations in respect of Facility Letters of Credit issued by that Issuing Bank.

An Issuing Bank shall not extend or amend any Facility Letter of Credit if the issuance of a new Facility Letter of Credit having the same terms as such Facility Letter of Credit as so extended or amended would be prohibited by Section 3.02(a).

Reimbursement Obligations; Duties of Issuing Banks.

Notwithstanding any provisions to the contrary in any Letter of Credit Reimbursement Agreement:

The Company shall reimburse an Issuing Bank for drawings under a Facility Letter of Credit used by it no later than the earlier of (a) the time specified in such Letter of Credit Reimbursement Agreement, and (b) three (3) Business Days after the payment by that Issuing Bank; and

any Reimbursement Obligation with respect to any Facility Letter of Credit shall bear interest from the date of the relevant drawing under the pertinent Facility Letter of Credit at the interest rate applicable to Base Rate Loans for three (3) Business Days after such date and thereafter at the interest rate for past due Base Rate Loans in accordance with Section 2.03(d).

No action taken or omitted to be taken by an Issuing Bank under or in connection with any Facility Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct,

shall put that Issuing Bank under any resulting liability to any Lender or, subject to Section 3.02, relieve that Lender of its obligations hereunder to that Issuing Bank. In determining whether to pay under any Facility Letter of Credit, an Issuing Bank shall have no obligation to the Lenders other than to confirm that any documents required to be delivered under such Facility Letter of Credit appear to have been delivered and that they appear on their face to comply with the requirements of such Facility Letter of Credit.

Each Issuing Bank shall give the Administrative Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of all drawings under a Facility Letter of Credit and the payment (or the failure to pay when due) by the Company on account of a Reimbursement Obligation.

Participations.

Immediately upon issuance by an Issuing Bank of any Facility Letter of Credit in accordance with the procedures set forth in this Article III and immediately upon conversion of a Letter of Credit of an Issuing Bank to a Facility Letter of Credit pursuant to Section 3.11, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share in such Facility Letter of Credit (including all obligations of the Company with respect thereto other than amounts owing to such Issuing Bank under Sections 2.08 and 3.08(b)) and any security therefor or guaranty pertaining thereto.

(e) If any Issuing Bank makes any payment under any Facility Letter of Credit and the Company does not repay such amount to such Issuing Bank pursuant to Section 3.05(a) or 3.07, such Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Bank the amount of such Lender’s Pro Rata Share of such payment, in Dollars and in same day funds, and the Administrative Agent shall promptly pay such amount, and any other amounts received by the Administrative Agent for such Issuing Bank’s account pursuant to this Section 3.06(b)(i), to such Issuing Bank. If the Administrative Agent so notifies such Lender prior to 11:00 a.m. (New York time) on any Business Day, such Lender shall make available to the Administrative Agent for the account of such Issuing Bank its Pro Rata Share of the amount of such payment on such Business Day in immediately available funds in New York, New York. In the event such payments are made by such Lenders, such payments shall constitute Loans made to the Company pursuant to Section 2.01 (irrespective of the satisfaction of the conditions in Section 4.02).

If and to the extent such Lender shall not have so made its Pro Rata Share of the amount of such payment available to the Administrative Agent for the account of such Issuing Bank, (A) such Lender agrees to pay to the Administrative Agent for the account of such Issuing Bank forthwith on demand such amount together with interest thereon, for each day from the date such payment was first due until the date such amount is paid to the Administrative Agent for the account of such Issuing Bank, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, (B) with respect to any Lender which is also an Issuing Bank hereunder or whose Affiliate is an Issuing Bank hereunder and, in either case, such Issuing Bank has not received a requested reimbursement under Section 3.06(b)(i) in respect of a payment made by such Issuing Bank under a Facility Letter of Credit (an “Unreimbursed Issuing Bank”), the obligations of such Lender under Section 3.06(b)(i) shall be suspended solely as to any Issuing Bank with respect to which such Issuing Bank (in its capacity as a Lender) or the Affiliate of such Issuing Bank which is a Lender has failed to reimburse such Unreimbursed Issuing Bank (a “Defaulting L/C Participant”), until the amount of such reimbursement is paid in full and (C) until the earlier of such Defaulting L/C Participant’s cure of such failure to reimburse such Unreimbursed Issuing Bank, the proceeds of all amounts thereafter repaid to the Administrative Agent by the Company and otherwise required to be applied to such Defaulting L/C Participant’s share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the Unreimbursed Issuing Bank by the Administrative Agent on behalf of such Defaulting L/C Participant to cure, in full or in part, such failure by such Defaulting L/C Participant, but shall nevertheless be deemed to have been paid to such Defaulting L/C Participant in satisfaction of such other Obligations. Notwithstanding anything in this Agreement to the contrary, a Defaulting L/C Participant shall be deemed to have cured its failure to fund its Pro Rata Share of any reimbursement requested under Section 3.06(b)(i) at such time as an amount equal to such Defaulting L/C Participant’s original Pro Rata Share of the requested principal portion of such reimbursement is fully funded to the Unreimbursed Issuing Bank, whether made by such Defaulting L/C Participant itself or by operation of the terms of this Section 3.06(b)(ii).

The failure of any Lender to make available to the Administrative Agent for the account of any Issuing Bank its Pro Rata Share of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank its Pro Rata Share of any payment on the date such payment is to be made.

Whenever an Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, as to which the Administrative Agent has previously received payments from any or all of the Lenders for the account of such Issuing Bank pursuant to this Section 3.06, such Issuing Bank shall promptly pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Lender which has funded its participating interest therein, in New York, New York, in Dollars and in the kind of funds so received, an amount equal to (i) the amount paid by such Issuing Bank, multiplied by (ii) a fraction, the numerator or which shall be the amount funded by such Lender in respect of its participating interest and the denominator of which shall be the amount funded by all of the Lenders in respect of their respective participating interests. Each such payment shall be made by such Issuing Bank or the Administrative Agent, as the case may be, on the Business Day on which such Person receives the funds paid to such Person pursuant to the preceding sentence, if received prior to 11:00 a.m. (New York time) on such Business Day, and otherwise on the next succeeding Business Day.

Upon the request of the Administrative Agent or any Lender, an Issuing Bank shall furnish to the Administrative Agent or such Lender copies of any Facility Letter of Credit or Letter of Credit Reimbursement Agreement to which that Issuing Bank is party and such other documentation as may reasonably be requested by the Administrative Agent or such Lender.

The obligations of a Lender to make payments to the Administrative Agent for the account of each Issuing Bank with respect to a Facility Letter of Credit issued by such Issuing Bank shall be irrevocable, shall not be subject to any qualification or exception whatsoever, and shall be honored in accordance with the terms and conditions of this Agreement under all circumstances (subject to Section 3.02), including any of the following circumstances:

any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

the existence of any claim, set-off, defense or other right which the Company may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, such Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the account party and the beneficiary named in any Facility Letter of Credit);

any draft, certificate of any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

any failure by the Administrative Agent or that Issuing Bank to make any reports required pursuant to Section 3.09 or the inaccuracy of any such report;

the occurrence of any Event of Default or Potential Event of Default; or

the occurrence of the Commitment Termination Date (unless the deposit required by Section 2.01(d) or 10.02(b) shall have been delivered).

Payment of Reimbursement Obligations.

The Company agrees to pay to each Issuing Bank the amount of all Reimbursement Obligations, interest and other amounts payable to such issuing Bank under or in connection with any Facility Letter of Credit immediately when due; irrespective of any claim, setoff, defense or other right which the Company may have at any time against any Issuing Bank or any other Person.

In the event any payment by the Company received by an Issuing Bank with respect to a Facility Letter of Credit and distributed by the Administrative Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from that Issuing Bank in connection with any receivership, liquidation or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by that Issuing Bank, contribute such Lender’s Pro Rata Share of the amount set aside, avoided or recovered together with interest at the rate required to be paid by that Issuing Bank upon the amount required to be repaid by it.

Compensation for Facility Letters of Credit.

Facility Letter of Credit Fees. The Company shall pay quarterly in arrears, on the tenth (10th) Business Day of each calendar quarter in respect of the previous calendar quarter and promptly upon receipt of each quarterly report referred to in Section 3.09, in the case of each Facility Letter of Credit covered by such quarterly report, a per annum fee equal to the Applicable Eurodollar Rate Margin then in effect applied (on the basis of actual days elapsed in a 360 day year) to the maximum amount available to be drawn under such Facility Letter of Credit from day to day during the previous calendar quarter; provided, however, that, effective upon notice from the Administrative Agent or the Requisite Lenders at any time after (i) the occurrence of an Event of Default under Section 10.01(a) or (ii) the date of acceleration of the maturity of the Obligations pursuant to Section 10.02(a) and for as long thereafter as such Event of Default shall be continuing or until such acceleration has been rescinded pursuant to Section 10.02(c) (as applicable), the fee payable pursuant to this Section 3.08(a) shall accrue at a rate equal to the Applicable Eurodollar Rate Margin then in effect plus two percent (2%) per annum (on the basis of actual days elapsed in a 360 day year) and shall be payable upon demand. This fee shall be paid to the Administrative Agent for the account of the Lenders in proportion to their respective Pro Rata Shares.

Issuing Bank Charges. The Company shall pay to each Issuing Bank, solely for the account of such Issuing Bank, (i) on the date of issuance of any Facility Letter of Credit by such Issuing Bank, a fee equal to one-tenth of one percent (0.10%) of the face amount of such Facility Letter of Credit (calculated on the basis of a 360 day year), and (ii) upon such Issuing Bank’s demand therefor, the standard charges assessed by such Issuing Bank in connection with the issuance, administration, amendment and payment or cancellation of each Facility Letter of Credit issued by such Issuing Bank.

Issuing Bank Reporting Requirements. Each Issuing Bank shall, no later than the tenth Business Day following the last day of each calendar quarter, provide to the Administrative Agent and the Company separate schedules for Commercial Letters of Credit and Standby Letters of Credit issued as Facility Letters of Credit, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issue, account party, amount, expiration date and the reference number of each Facility Letter of Credit issued by it outstanding at any time during such calendar quarter and the aggregate amount paid by the Company during the calendar quarter pursuant to Section 3.07. Copies of such reports shall be provided promptly to each Lender by the Administrative Agent.

Indemnification; Exoneration.

In addition to amounts payable as elsewhere provided in this Article III, the Company hereby agrees to defend, indemnify, pay and save the Administrative Agent, each Issuing Bank and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which the Administrative Agent or such Issuing Bank or Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Facility Letter of Credit other than, in the case of an Issuing Bank, as a result of its gross negligence, willful misconduct or breach in bad faith of its obligations hereunder, as determined by a court of competent jurisdiction or (ii) the failure of such Issuing Bank issuing a Facility Letter of Credit to honor a drawing under such Facility Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions herein called “Government Acts”).

As between the Company, the Lenders and each Issuing Bank issuing a Facility Letter of Credit, the Company assumes all risks of the acts and omissions of, or misuse of such Facility Letters of Credit by, the respective beneficiaries of the Facility Letters of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Facility Letter of Credit applications, the Issuing Banks and the Lenders shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Facility Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Facility Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Facility Letter of Credit to comply duly with conditions required in order to draw upon such Facility Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Facility Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Facility Letter of Credit of the proceeds of any drawing under such Facility Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Administrative Agent, Issuing Banks and Lenders including any Government Acts. None of the above shall affect, impair, or prevent the vesting of any Issuing Bank’s rights or powers under this Section 3.10.

In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by an Issuing Bank under or in connection with the Facility Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put such Issuing Bank, the Administrative Agent or any Lender under any resulting liability to the Company or relieve the Company of any of its obligations hereunder to any such Person.

Notwithstanding anything to the contrary contained in this Section 3.10, the Company shall have no obligation to indemnify an Issuing Bank under this Section 3.10 in respect of any liability incurred by such Issuing Bank arising out of such Issuing Bank’s gross negligence, willful misconduct or breach in bad faith of its obligations hereunder, as determined by a court of competent jurisdiction.

Transitional Provisions. Schedule 3.11 contains a schedule of certain Letters of Credit issued for the account of the Company outstanding as of the Effective Date by one or more of the Issuing Banks. Subject to the satisfaction of the conditions precedent contained in Article IV, on the Effective Date (i) such Letters of Credit, to the extent still outstanding, shall be deemed to be converted into Facility Letters of Credit issued pursuant to Section 3.04 and subject to the provisions of this Agreement, and for this purpose the fees specified in Section 3.08 shall be payable as if such Letters of Credit had been issued on the Effective Date, (ii) the face amount of such Letters of Credit shall be included in the calculation of Facility Letter of Credit Obligations and Revolving Credit Obligations which when, aggregated with all other Revolving Credit Obligations outstanding as of the Effective Date, shall not exceed the Aggregate Commitment, and (iii) all liabilities of the Company with respect to such Letters of Credit shall constitute Obligations.

Amount of Letter of Credit Obligations; Increase, Termination and Reduction of Letter of Credit Commitments.

The maximum amount available of issuances of Facility Letters of Credit hereunder shall not exceed the Aggregate Commitment, whether or not the aggregate of all of the Issuing Banks’ then effective Letter of Credit Commitments shall exceed the amount of the Aggregate Commitment then in effect.

An Issuing Bank’s Letter of Credit Commitment shall terminate (i) upon the termination of the Aggregate Commitment pursuant to Section 2.05 or (ii) upon the termination of the Commitment of such Issuing Bank’s Commitment (in its capacity as a Lender) or the Commitment of such Issuing Bank’s Affiliate which is a Lender. In the event that Facility Letters of Credit issued by such Issuing Bank remain outstanding, the Company shall immediately deliver to such Issuing Bank an amount equal to 103% of the greatest amount for which all such outstanding Facility Letters of Credit issued by such Issuing Bank may be drawn.

Upon five (5) Business Days’ prior written notice thereof to the Administrative Agent and each Issuing Bank, or upon such other prior written notice as the Administrative Agent may elect to accept in any particular instance, the Company may:

with the written consent of such Lender (or Affiliate thereof) and the Administrative Agent, designate as an Issuing Bank any Lender (or Affiliate thereof) which is not then an Issuing Bank and the Letter of Credit Commitment of such newly-designated Issuing Bank; and

whether or not in connection with the addition of an Issuing Bank pursuant to this Section 3.12(c), reduce or (with the consent of such Issuing Bank) increase any Issuing Bank’s Letter of Credit Commitment, subject to Section 3.12(d) below.

The appointment of additional Issuing Banks pursuant to Section 3.12(c)(i) and the reduction or increase of any Issuing Bank’s Letter of Credit Commitment pursuant to Section 3.12(c)(ii) shall at all times be subject to the qualifications and restrictions that (i) at no time shall any Issuing Bank’s Letter of Credit Commitment exceed the amount agreed to by such Issuing Bank and (ii) the Company shall not reduce any Issuing Bank’s Letter of Credit Commitment to an amount less than the amount of all of the then existing Facility Letter of Credit Obligations in respect of Facility Letters of Credit issued by such Issuing Bank.

Obligations Several. The obligation of each Issuing Bank and each Lender under this Article III is several and not joint, and no Issuing Bank or Lender shall be responsible for the Letter of Credit Commitment or participation obligation hereunder, respectively, of any other Issuing Bank or Lender.

CONDITIONS TO LOANS AND FACILITY LETTERS OF CREDIT

Conditions Precedent to Initial Loans and Facility Letters of Credit. The obligation of each Lender on the Effective Date to make any Loan requested to be made by it, and the agreement of each Issuing Bank on the Effective Date to issue Facility Letters of Credit, shall be subject to the satisfaction of all of the following conditions precedent:

Documents. The Administrative Agent shall have received on or before the Effective Date all of the following, each of which shall be duly executed, completed and acknowledged where appropriate and in form and substance satisfactory to the Company, the Administrative Agent and the Lenders:

this Agreement, together with all Schedules hereto which shall be in each case true, complete and correct in all material respects as of the Effective Date;

for the benefit of each Lender, a Note dated the Effective Date and made payable to the order of such Lender requesting a Note prior to the Effective Date;

a Notice of Borrowing completed in accordance with the provisions of Section 2.01(b);

a certified copy of the resolutions of the Company’s Board of Directors designating this Agreement as the “Credit Agreement” under the documents governing the QUIDS Subordinated Notes and the SEJ Subordinated Notes;

the Payoff Letter;

a letter agreement from Ito-Yokado to the Administrative Agent, the Lenders and the Issuing Banks, pursuant to which Ito-Yokado confirms its agreements with respect to (A) Ito-Yokado’s guarantee of the Commercial Paper, (B) permitted payments by the Company to Ito-Yokado in respect of CP Reimbursement Indebtedness, (C) amendments to the documents entered into in connection with the Commercial Paper and (D) the certain other matters (the “Ito-Yokado CP Letter Agreement”);

a copy of the letter agreement from Ito-Yokado to the Company extending its guarantee of the Commercial Paper through December 31, 2005;

an amendment to the VCOM Lease providing that the financial covenants applicable to the VCOM Lease and the defined terms relating thereto shall be identical to the financial covenants set forth in Article IX of this Agreement and the defined terms used herein, as this Agreement may be amended, restated, supplemented, modified, replaced or refinanced from time to time;

favorable legal opinions, each dated the Effective Date and otherwise in form and substance satisfactory to the Administrative Agent, addressed to the Administrative Agent, the Lenders and the Issuing Banks from:

Bryan F. Smith, Jr., Executive Vice President, General Counsel and Secretary of the Company, in substantially the form of Exhibit 8-A attached hereto; and

Shearman & Sterling LLP, New York counsel to the Company, in substantially the form of Exhibit 8-C attached hereto;

the Company hereby directs its counsel to prepare and deliver to the Administrative Agent, the Lenders and the Issuing Banks the respective opinions described in clauses (A) through (C) above;

a favorable legal opinion from Sidley Austin Brown & Wood LLP, counsel to the Administrative Agent, dated the Effective Date and otherwise in form and substance satisfactory to the Administrative Agent, addressed to the Administrative Agent;

the Company’s Articles of Incorporation, as amended, modified or supplemented through the Effective Date, certified to be true, correct and complete by the Secretary of State of the State of Texas as of a recent date prior to the Effective Date, together with good standing certificates from the Secretaries of State of such States in which the Company is qualified to do business as the Administrative Agent may request, each to be dated a recent date prior to the Effective Date;

a certificate of the Secretary or Assistant Secretary of the Company, in each case dated the Effective Date, certifying (A) the names and true signatures of the incumbent officers of the Company authorized to sign the Loan Documents, (B) the By-Laws of the Company as in effect on the date of such certification, (C) the resolutions of the Company’s Board of Directors approving and authorizing the execution, delivery and performance of the Loan Documents executed by such Person, and (D) that the Company’s Articles of Incorporation have not been amended, supplemented or otherwise modified since the date of certification from the Secretary of State of Texas under Section 4.01(a)(xi) and that such Articles of Incorporation are in full force and effect;

the financial statements and materials referred to in Section 5.01(f), in form and substance satisfactory to the Administrative Agent;

a certificate signed by the principal financial officer or treasurer of the Company certifying that all conditions precedent set forth in this Agreement have been met and no Potential Event of Default or Event of Default has occurred or is continuing; and

such additional documentation as the Administrative Agent may reasonably request.

Fees and Expenses Paid. The Company shall have paid to the Administrative Agent, for the benefit of the Persons entitled thereto, all fees and expenses due and payable on or before the Effective Date to the extent invoiced prior to the Effective Date.

Representations and Warranties. All of the representations and warranties of the Company and each Subsidiary Guarantor contained in Section 5.01 and in any other Loan Documents (other than representations and warranties which expressly speak only as of a different date) shall be true and correct in all material respects on and as of the Effective Date as though made on and as of that date.

No Default. No Event of Default or Potential Event of Default shall have occurred and be continuing or would result from the effectiveness of this Agreement, the making of the Loans requested or deemed to be made on the Effective Date or the issuance of or participation in the Facility Letters of Credit requested to be issued or converted on the Effective Date.

No Legal Impediments. No law, regulation, order, judgment or decree of any Governmental Authority shall, and the Administrative Agent shall not have received any notice that litigation is pending or threatened which seeks to enjoin, prohibit or restrain the making of the Loans requested or deemed to be made on the Effective Date or the issuance of or participation in the Facility Letters of Credit requested to be issued or converted on the Effective Date.

No Notice from Lenders. The Administrative Agent shall not have received any notification from the Requisite Lenders that any condition precedent set forth in this Section 4.01 has not then been satisfied.

Conditions Precedent to All Subsequent Loans and Facility Letters of Credit. The obligation of each Lender to make any Loan requested to be made by it and the agreement of each Issuing Bank to issue any Facility Letter of Credit pursuant to Article III, on any date after the Effective Date, is subject to the following conditions precedent as of such date:

Notice of Borrowing. With respect to a request for a Loan, the Administrative Agent shall have received in accordance with the provisions of Section 2.01(b), on or before any Funding Date, an original and duly executed Notice of Borrowing.

Additional Matters. As of the Funding Date for any Loan and the date of issuance of any Facility Letter of Credit:

All of the representations and warranties of the Company and each Subsidiary Guarantor contained in Section 5.01 (other than the representations and warranties contained in Sections 5.01(h) and 5.01(i)) and in any other Loan Document (in each case, other than representations and warranties which expressly speak only as of a different date) shall be true and correct in all material respects on and as of that Funding Date or issuance date, as though made on and as of that date; and

No Event of Default or Potential Event of Default shall have occurred and be continuing or would result from the making of the requested Loan or issuance of the requested Facility Letter of Credit.

Each submission by the Company to the Administrative Agent of a Notice of Borrowing with respect to a Loan and the acceptance by the Company of the proceeds of each such Loan made hereunder, or submission to an Issuing Bank of a request for the issuance of a Facility Letter of Credit and the issuance of such Facility Letter of Credit, shall constitute a representation and warranty by the Company as of the Funding Date in respect of such Loan or the issuance of such Facility Letter of Credit that all the conditions contained in this Section 4.02 have been satisfied.

REPRESENTATIONS AND WARRANTIES

Representations and Warranties. In order to induce the Lenders and the Issuing Banks to enter into this Agreement and to make the Loans and the other financial accommodations to the Company and to issue the Facility Letters of Credit described herein, the Company hereby represents and warrants to each Lender, each Issuing Bank and the Administrative Agent that the following statements are true, correct and complete:

Organization; Corporate Powers. The Company and each Subsidiary of the Company (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business as a foreign corporation or limited liability company and in good standing under the laws of each jurisdiction in which it owns or leases real property or in which failure to be so qualified and in good standing would be reasonably likely to have a Material Adverse Effect, and (iii) has all requisite corporate power and authority to own, operate and encumber its property and assets and to conduct its business as presently conducted.

Authority.

The Company has the requisite corporate power and authority to execute, deliver and perform each of the Loan Documents executed by it, or to be executed by it.

The execution, delivery and performance of each of the Loan Documents to which it is party and the consummation of the transactions contemplated thereby, have been duly approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to consummate such transactions.

Each of the Loan Documents to which it is party has been duly executed and delivered by the Company and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and to general equitable principles, is in full force and effect and no material term or condition thereof has been amended, modified or waived from the terms and conditions contained in the Loan Documents without the prior written consent of the Administrative Agent, and no material default by any such party exists thereunder.

No Conflict. The execution, delivery and performance of each Loan Document to which it is party by the Company do not and will not (i) constitute a tortious interference with any Contractual Obligation of the Company or any of its Subsidiaries or (ii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or Contractual Obligation of the Company, or require termination of any Contractual Obligation, the consequences of which violation, breach or default or termination, singly or in the aggregate, are reasonably likely to have a Material Adverse Effect or (iii) result in or require the creation or imposition of any Lien whatsoever upon any of the properties or assets of the Company, or (iv) require any approval of stockholders.

Government Consents. The execution, delivery and performance of each Loan Document to which it is party by the Company do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, except filings, consents or notices which have been, or will in due course, be made, obtained or given (or the failure to obtain which will not reasonably be likely to have a Material Adverse Effect), and except any consents, approval or filings required as to a Lender because of a regulatory requirement applicable to it in its capacity as a bank or a commercial lender.

Governmental Regulation. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any other federal or state statute or regulation such that its ability to incur indebtedness is limited or its ability to consummate the transactions contemplated hereby is materially impaired.

Financial Position. Complete and accurate copies of the following financial statements and materials have been delivered to each of the Lenders: the Annual Reports of the Company on Form 10-K for each of the Fiscal Years ended during 2002 and 2003 (including audited financial statements) and the Quarterly Report on Form 10-Q for the first two fiscal quarters of 2004. All financial statements included in such materials were prepared in conformity with GAAP, except as otherwise noted therein, and fairly present the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and changes in the financial position of the Company and its Subsidiaries for each of the periods covered thereby, subject, in the case of any unaudited interim financial statements, to changes resulting from audit and normal year-end adjustments.

Fundamental Changes. Since December 31, 2003, the Company has not entered into any agreement with respect to a merger or consolidation or adopted a plan of recapitalization or liquidation, except as permitted by this Agreement.

Litigation; Adverse Effects. Except as set forth in Schedule 5.01(h) hereto, there is no action, suit, proceeding, governmental investigation or arbitration, at law or in equity, before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending, or to the Knowledge of the Company, probable of assertion against the Company or any of the Subsidiaries of the Company or any property of any of them (A) which could reasonably be expected to have a Material Adverse Effect or (B) challenging the validity or the enforceability of any of the Loan Documents. Neither the Company nor any of the Company’s Subsidiaries is (x) in violation of any applicable law which violation has or is reasonably likely to have a Material Adverse Effect, or (y) subject to or in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or Governmental Authority which has or is reasonably likely to have a Material Adverse Effect.

No Material Adverse Change. Since December 31, 2003, no Material Adverse Change has occurred.

Securities Activities. Neither the Company nor any Subsidiary of the Company is engaged principally in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

Disclosure. The representations and warranties of the Company made to the Lenders contained in the Loan Documents, and all certificates and other documents delivered to the Administrative Agent in connection therewith, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The Company has not withheld any fact from the Lenders in regard to any matter with respect to which the Company has Knowledge or reasonably should have Knowledge and which has or is reasonably likely to have a Material Adverse Effect.

Consents and Authorizations. The Company has obtained all consents and authorizations required pursuant to any of its material Contractual Obligations with any other Person and shall have obtained all consents and authorizations of, and effected all notices to and filings with, any Governmental Authority, as may be necessary to allow the Company, lawfully to execute, deliver and perform its obligations under the Loan Documents and each other agreement or instrument to be executed and delivered by it pursuant thereto or in connection therewith, except where the failure to obtain any such consent or authorization would not have a Material Adverse Effect.

No Negative Pledges. Except for (i) this Agreement, (ii) the documents evidencing the VCOM Lease and other Capital Lease Obligations, (iii) restrictions with respect to assets which are permitted to be subject to Liens pursuant to Section 8.02(b)(iii), (iv) restrictions with respect the assets set forth on Schedule 5.01(m), (v) restrictions with respect to purchase money Indebtedness in an aggregate principal amount not to exceed $25,000,000 at any time outstanding solely to the extent that the agreement or instrument governing such Indebtedness prohibits a Lien on the property acquired with the proceeds of such Indebtedness, (vi) restrictions in any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is the subject of a lease, license or conveyance of such property or assets provided such restrictions relate only to such property or asset, and (vii) to restrictions with respect to other assets with an aggregate net book value not to exceed $100,000,000, no Contractual Obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties is bound or to which the Company or any of its Subsidiaries or any of their respective properties is subject restricts the Company or any of its Subsidiaries from granting security interests or liens in its real or personal property to the Administrative Agent, the Lenders and the Issuing Banks (other than any provision in a contract to which the Company or any of its Subsidiaries is a party that purports to restrict the assignment of such contract).

Obligations Constitute Senior Indebtedness. The obligations of the Company for principal of and interest on all Loans, Reimbursement Obligations and other extensions of credit under this Agreement and all fees, expenses, reimbursements, indemnities and other amounts owing by the Company pursuant to this Agreement to the Administrative Agent, any Lender or Issuing Bank (whether or not such Person then is acting in its capacity as a Lender or Issuing Bank) and all other Obligations, and any renewals, extensions, modifications or refinancings thereof, constitute “Senior Indebtedness” within the meanings ascribed to such term (or any comparable term) in the QUIDS Subordinated Notes, the SEJ Subordinated Note Purchase Agreement and all other agreements documents and instruments evidencing Subordinated Indebtedness.

REPORTING COVENANTS

The Company covenants and agrees that so long as any Lender shall have any obligation hereunder and until payment in full of all of the Obligations, unless the Requisite Lenders shall otherwise give prior written consent thereto:

Financial Statements. The Company shall maintain or cause to be maintained a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP, and each of the financial statements described below shall be prepared from such system and records. The Company shall deliver to the Administrative Agent for distribution to each Lender:

Quarterly Financial Statements. As soon as practicable, and in any event within fifty (50) days after the end of each fiscal quarter in each Fiscal Year (except the fourth quarter in each Fiscal Year), the Company’s Quarterly Report on Form 10-Q filed with the Commission in respect of such fiscal quarter, which shall be prepared and presented in accordance with the rules and regulations of the Commission applicable thereto at the time of such filing, provided, however, that if at any time the Company is not required under the Commission’s rules and regulations to file a Quarterly Report on Form 10-Q in respect of any fiscal quarter, it shall furnish to the Administrative Agent for distribution to each Lender in lieu thereof, within the time specified above, the consolidated balance sheet and consolidated statements of operations, stockholders’ equity and cash flows and changes in financial position of the Company and its Subsidiaries as of the end of such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year; certified by the principal financial officer or treasurer of the Company that the consolidated balance sheet and statements of operations, stockholders’ equity and cash flows and changes in financial position of the Company and its Subsidiaries included therein fairly present the consolidated financial position of the Company and its Subsidiaries as at the dates indicated in accordance with GAAP, subject to normal year end adjustment.

Annual Financial Statements. As soon as practicable, and in any event within ninety-five (95) days after the end of each Fiscal Year, the Company’s Annual Report on Form 10-K filed with the Commission in respect of such Fiscal Year, which shall be prepared and presented in accordance with the rules and regulations of the Commission applicable thereto at the time of such filing, provided, however, that the report of PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing satisfactory to the Administrative Agent, which accompanies the consolidated balance sheets and statements of earnings and changes in financial position of the Company and its Subsidiaries included in such Form 10-K shall be unqualified as to going concern, provided, further, that if at any time the Company is not required under the Commission’s rules and regulations to file an Annual Report on Form 10-K in respect of any Fiscal Year, it shall furnish to the Administrative Agent for distribution to each Lender in lieu thereof, within the time specified above, the consolidated balance sheet and consolidated statements of operations, stockholders’ equity and cash flow and changes in financial condition for the Borrower and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year prepared in accordance with GAAP consistently applied; accompanied by a report thereon of PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing satisfactory to the Administrative Agent, which report shall be unqualified as to going concern and state that the consolidated balance sheet and statements of operations, stockholders’ equity and cash flows and changes in financial position of the Company and its Subsidiaries included therein fairly present the consolidated financial position of the Company and its Subsidiaries as at the dates indicated in conformity with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

Officer’s Certificate; Compliance Certificate. Together with each delivery of any financial statements pursuant to Sections 6.01(a) and 6.01(b), (i) an Officer’s Certificate of the Company substantially in the form of Exhibit 9, stating that the executive officer signatory thereto has reviewed the terms of this Agreement and the principal Loan Documents, and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries taken as a whole, during the accounting period covered by such financial statements, and that such review has not disclosed the existence during or at the end of such accounting period, and that such executive officer does not have Knowledge of the existence as at the date of the Officer’s Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company or its applicable Subsidiaries have taken, is taking and proposes to take with respect thereto; and (ii) a Compliance Certificate demonstrating in reasonable detail compliance at the end of such accounting periods (and during such periods to the extent such compliance is required hereby) with the covenants contained in Article IX.

Material Events. Promptly upon the Company obtaining Knowledge (i) of any condition or event which constitutes an Event of Default or Potential Event of Default, or (ii) of any condition or event which, in the reasonable judgment of the Company, would be likely to have a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of any such Event of Default, Potential Event of Default, event or condition, and what action the Company has taken, is taking and proposes to take with respect thereto.

Litigation. Promptly upon the Company obtaining Knowledge of (i) the commencement of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries not previously disclosed in writing by the Company to the Lenders pursuant to this Section 6.01(e), or (ii) any material development in any action, suit, proceeding, governmental investigation or arbitration already disclosed, which is likely to, in either case, have a Material Adverse Effect, the Company shall give notice thereof to the Lenders and, subject to the provisions of Section 12.23, provide such other information as may be reasonably requested by the Administrative Agent or the Requisite Lenders to it to enable the Lenders and their counsel to evaluate such matters.

ERISA Events. Promptly upon becoming aware of the occurrence of any Reportable Event, Termination Event, or “prohibited transaction”, as such term is defined in Section 4975 of the Internal Revenue Code, in connection with any Benefit Plan or Multiemployer Plan, if any, or any trust created thereunder, a written notice specifying the nature thereof, what action the Company, any Subsidiary of the Company or any ERISA Affiliate, as applicable, has taken, and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto.

ERISA Notices. With reasonable promptness, copies of (i) all notices received by the Company, any Subsidiary of the Company or any ERISA Affiliate of the PBGC’s intent to terminate any Defined Benefit Plan, if any, or to have a trustee appointed to administer any Defined Benefit Plan, if any; (ii) all notices received by the Company, any Subsidiary of the Company or any ERISA Affiliate from a Multiemployer Plan sponsor, pursuant to Section 4202 of ERISA, involving a withdrawal liability payment in excess of $1,000,000; and (iii) all funding waiver requests filed by the Company, any Subsidiary of the Company or any ERISA Affiliate with the Internal Revenue Service with respect to any Benefit Plan and all communications received by the Company, any Subsidiary of the Company or any ERISA Affiliate from the Internal Revenue Service with respect to any such funding waiver request.

Ito-Yokado Commercial Paper Guarantee Extensions. On or before any date on which Ito-Yokado’s guarantee of the Commercial Paper is scheduled to expire, a copy of a letter agreement from Ito-Yokado to the Company extending its guarantee of the Commercial Paper for a period not less than one additional year.

Other Information. With reasonable promptness, such other information with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent or the Requisite Lenders.

Reports required to be delivered pursuant to subsections (a) and (b) of this Section 6.01 and Section 6.03 shall be deemed to have been delivered on the date on which the Company posts such reports on the Company’s website on the Internet at the website address listed on the signature pages hereof or when such report is posted on the Commission’s website at www.sec.gov; provided that in the case of subsections (a) and (b) of Section 6.01 on such posting shall not constitute delivery until the Company notifies the Administrative Agent that the reports have been so posted; provided further that the Company shall deliver paper copies of the reports referred to in subsections (a) and (b) of this Section 6.01 and Section 6.03 to the Administrative Agent or any Lender who requests the Company to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender.

Environmental Notices. Except as disclosed in the Company’s public filings prior to the Effective Date with the Commission, the Company shall notify the Administrative Agent, in writing, promptly upon the Company’s learning that either the Company or any of its Subsidiaries has received notice or otherwise learned of any claim, demand, action, event, condition, or report or investigation indicating any potential or actual liability arising in connection with: (a) a non-compliance with or violation of the requirements of any applicable federal, state or local environmental health and safety statute or regulation which individually or in the aggregate would be reasonably likely to have a Material Adverse Effect; (b) any material release or material threatened release of any toxic or hazardous waste, substance or constituent, or other substance into the environment which individually or in the aggregate would be reasonably likely to have a Material Adverse Effect or with respect to which the Company or one of its Subsidiaries would have a duty to report to a Governmental Authority under CERCLA or any analogous state law; or (c) the existence of any Environmental Lien on any properties or assets of the Company or its Subsidiaries; provided, however, if the Company or any of its Subsidiaries has received a notice from any Governmental Authority stating (i) that the Company or any of its Subsidiaries is or may be liable in any material respect to any person under CERCLA or any analogous state law or (ii) alleging a violation of any federal, state or local environmental health and safety statute or regulation where such alleged violation which would be reasonably likely to have a Material Adverse Effect and is not cured or such notice is not withdrawn within thirty (30) days from the date of receipt thereof, then the Company shall deliver a copy of such notice to the Administrative Agent.

Other Reports. The Company shall deliver to the Administrative Agent for distribution to the Lenders copies of all financial statements and reports and notices, if any, sent or made available generally by the Company to its Securities holders or filed with the Commission.

AFFIRMATIVE COVENANTS

The Company covenants and agrees that so long as any Lender shall have any obligation hereunder and until payment in full of all of the Obligations, unless the Requisite Lenders shall otherwise give prior written consent thereto:

Corporate Existence, etc. The Company shall at all times maintain its corporate existence and preserve and keep in full force and effect its rights and franchises the loss or termination of which would be reasonably likely to have a Material Adverse Effect. The Company shall cause to be maintained, preserved and kept the corporate existence and rights and franchises of each of its Subsidiaries if the loss or termination thereof would be reasonably likely to have a Material Adverse Effect, except for transactions permitted pursuant to Section 8.05.

Compliance with Laws. The Company shall, and shall cause its Subsidiaries to, comply with all Requirements of Law, noncompliance with which would be reasonably likely to have a Material Adverse Effect.

Payment of Taxes and Claims. The Company shall pay, and cause each of its Subsidiaries to pay, (a) all taxes, assessments and other charges of Governmental Authorities which, to its Knowledge, it is obligated to pay, including any such tax, assessment or other charge on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and (b) all claims (including claims for labor, services, materials and supplies) for sums, material in the aggregate to the Company or any such Subsidiary, as the case may be, which have become due and payable and which by law have or may become a Lien (other than a Customary Permitted Lien) upon any of the Company’s or such Subsidiary’s properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such taxes, assessments and governmental charges referred to in clause (a) above (including interest or penalties thereon) or claims referred to in clause (b)

above (including any penalties or fines with respect thereto) need be paid if such taxes, assessments, charges of Governmental Authorities or claims are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

Maintenance of Properties; Insurance. The Company shall maintain or cause to be maintained in good repair, working order and condition, excepting ordinary wear and tear and damage due to casualty, all of its properties material to the operations of the Company and its Subsidiaries taken as a whole (other than closed convenience stores deemed by management not to be material) and will make or cause to be made all appropriate repairs, renewals and replacements thereof, consistent with past practice. The Company shall maintain or cause to be maintained, with financially sound and reputable insurers, insurance policies and programs in such amounts (subject to customary deductibles and retentions) and against such risks as is usually carried by companies of similar size engaged in similar businesses and owning similar assets in the general areas in which the Company and its Subsidiaries operate; provided, however, that the Company and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates and to the extent consistent with prudent business practice.

Inspection of Property; Books and Records; Discussions. The Company shall permit, and cause each of its Subsidiaries to permit, any authorized representative(s) designated by the Administrative Agent or the Requisite Lenders to inspect any of the properties of the Company or any of its Subsidiaries, including their financial and accounting records, and to make copies and take extracts therefrom, and to discuss their affairs, finances and accounts with their officers and, affording a reasonable opportunity for the Company to have its representative present at such meeting, with their independent certified public accountants, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which entries in conformity with GAAP (and all legal requirements) shall be made of all dealings and transactions in relation to their businesses and activities.

NEGATIVE COVENANTS

The Company covenants and agrees that so long as any Lender shall have any obligation hereunder and until payment in full of all of the Obligations, unless the Requisite Lenders shall otherwise give prior written consent thereto:

Material Subsidiary Indebtedness and Accommodation Obligations. The Company shall not permit any of its Material Subsidiaries to directly or indirectly create, incur, assume, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness other than (a) Indebtedness existing on the Effective Date and set forth on Schedule 8.01, (b) Indebtedness of 7-Eleven Canada, (c) Indebtedness owed by any Material Subsidiary to the Borrower or to another Subsidiary of the Borrower and (d) Indebtedness in an aggregate amount at any time outstanding in excess of seven and one half percent (7.5%) of consolidated total assets of the Company and its Subsidiaries reflected in the Company’s most recent annual audited balance sheet. In addition to the foregoing, if any Material Indebtedness of the Company for borrowed money shall be guaranteed by or otherwise supported by an Accommodation Obligation of any Subsidiary of the Company, the Company shall cause such Subsidiary to (a) guaranty or otherwise support the Obligations to the same extent as any and all other such Material Indebtedness for so long as any such other Material Indebtedness shall be so guaranteed or supported and (b) execute and deliver such documents and legal opinions as would have been required under Section 4.01 if such Subsidiary had executed and delivered this Agreement on the Effective Date.

Dispositions of Assets; Liens.

Disposition of Assets. The Company shall not, and shall not permit any of its Subsidiaries to, sell (including in any sale and leaseback transaction), assign, transfer, lease, convey or otherwise dispose of any properties or assets (including any Capital Stock or other Equity Interest by the holder thereof), whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so, other than pursuant to a sale, assignment, transfer, lease, conveyance or other disposition (i) upon foreclosure on the Yen Royalty Financing Collateral by the Yen Royalty Lender; (ii) constituting sales of inventory and transactions with franchisees occurring in the ordinary course of business; provided, however, that neither the Company nor any of its Subsidiaries shall sell, assign, or otherwise transfer any interest in accounts receivable except in connection with a disposition of any business unit as a going concern (but subject to the limitation set forth in clause (viii) below); (iii) involving the Capital Stock of any Subsidiary required under applicable law to qualify directors of such Subsidiary; (iv) from any Subsidiary of the Company to the Company or any Subsidiary; (v) sales or dispositions of stores or other assets in the ordinary course of business; (vi) operating leases, subleases, licenses and sublicenses of real property or intellectual property granted to third parties in the ordinary course of business, in each case not intended to constitute a financing arrangement; (vii) equity contributions and other transfers from Borrower to any of its Subsidiaries; and (viii) dispositions not otherwise permitted by subsections (i) through (vii) above involving assets with an aggregate net book value which when added to the aggregate net book value of all other assets disposed of pursuant to this clause (vi) since the Effective Date does not to exceed in the aggregate an amount equal to twelve and one half percent (12.5%) of the consolidated total assets of the Company and its Subsidiaries reflected in the Company’s most recent annual audited balance sheet.

Liens. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their properties or assets except:

any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement, including such interests or title arising under the VCOM Lease and other Capitalized Lease Obligations;

Customary Permitted Liens;

Liens on the assets of 7-Eleven Canada;

leases, subleases, licenses and sublicenses of the type referred to in Section 8.02(a)(v) granted to third parties in the ordinary course of business;

Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

extensions, renewals or replacements of any Lien referred to in subsections (i), (ii), (iii) and (iv) above; provided that the principal amount of the obligations secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered thereby; and

Liens not otherwise permitted by subsections (i) through (v) above on assets with an aggregate net book value which does not exceed at any time an amount equal to fifteen percent (15%) of the consolidated total assets of the Company and its Subsidiaries reflected in the Company’s most recent annual audited balance sheet.

Securities Activities. The Company shall not use the proceeds of the Loans in violation of any applicable Requirements of Law, including (i) Regulations U and X, and (ii) the Securities Act, the Securities Exchange Act, and the Sarbanes-Oxley Act of 2002, as amended, in each case, including all rules and regulations promulgated thereunder. Without in any way limiting the foregoing, the Company will not, nor will it permit any Subsidiary to, use any of the proceeds of the Loans and other financial accommodations extended hereunder to purchase or carry Margin Stock if following the application of the proceeds of each such Loan or drawing under a Letter of Credit, more than 25% of the value of the assets (either of the Company only or of the Company and its Subsidiaries on a Consolidated basis) subject to the provisions of Sections 8.01 or 8.02 or subject to any restriction contained in any agreement or instrument between the Company and any Lender or any Affiliate of any Lender relating to Indebtedness within the scope of Section 10.01(e) will be Margin Stock. For purposes of this Section 8.03, “assets” of the Company or any of its Subsidiaries includes, without limitation, treasury stock of the Company that has not been retired.

Transactions with Shareholders and Affiliates. The Company shall not, and shall not permit any Subsidiary to, enter into any material transaction (including the purchase or sale of any property or service) with, or make any payment or transfer to, any Affiliate except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arm’s-length transaction; provided, however, that the foregoing restriction shall not apply to transactions between the Company and a wholly owned Subsidiary of the Company, or between a wholly owned Subsidiary of the Company and another wholly owned Subsidiary of the Company not otherwise prohibited pursuant to the terms of this Agreement.

Restriction on Fundamental Changes; Conduct of Business.

The Company shall not, and shall not permit any of its Material Subsidiaries to, enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or any substantial part of its business, property or assets, whether now or hereafter acquired, except for: (a) a merger of the Company into a wholly-owned Subsidiary of the Company that has nominal assets and liabilities, the primary purpose of which is to effect a name change of the Company or the reincorporation of the Company in another state; (b) a merger of the Company or one of its Material Subsidiaries with another Person if (i) the Company or such Material Subsidiary is the entity surviving such merger and (ii) immediately after giving effect to such merger, no Event of Default or Potential Event of Default shall have occurred and be continuing; (c) the sale or other transfer of all or any substantial part of the business, property or assets of any Material Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company; or (d) as permitted by Section 8.02(a).

The Company shall not, and shall not permit any of its Subsidiaries to, engage principally in any businesses other than the businesses described in the Company’s Annual Report on Form 10-K for its 2003 Fiscal Year, when taken as a whole, and other businesses reasonably related thereto.

Commercial Paper Facility.

Amendments to Commercial Paper Facility. The Company shall not amend the terms of the documents governing or relating to the Commercial Paper other than (i) increases in the maximum amount of Commercial Paper which may at any time be outstanding, (ii) extensions of the date beyond which the Company may not issue Commercial Paper pursuant to such documents (including an extension of the guaranty of Ito-Yokado with respect to the Commercial Paper) and (iii) amendments made to convert any Commercial Paper to issuances which qualify for exemption under Section 4(2) of the Securities Act.

CP Reimbursement Indebtedness; Ito-Yokado CP Letter Agreement. At all times that any Commercial Paper is outstanding or the Company owes any Indebtedness to Ito-Yokado in connection with payments by Ito-Yokado of the principal of or interest on (or other amounts owing with respect to) Commercial Paper (the “CP Reimbursement Indebtedness”), the Ito-Yokado CP Letter Agreement shall remain in full force and effect. The Company shall not make any payment in respect of the CP Reimbursement Indebtedness other than (i) payments after the date which is one year after payment in full in cash of the Obligations and termination of the Aggregate Commitment and (ii) so long as there does not exist an Event of Default or Potential Event of Default and the Commercial Paper shall then have a rating of at least A-1 from S&P or Prime-1 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating the Commercial Paper, the Commercial Paper shall then have a rating at least equal to the highest rating from such other nationally recognized rating service as is acceptable to the Administrative Agent), payments of the principal amount of such Indebtedness made solely with proceeds of subsequent issuances of Commercial Paper by the Company. Notwithstanding the foregoing and so long as (x) there exists an Event of Default of Potential Event of Default, or (y) commercial paper issued by the Company shall cease to satisfy the criteria set forth in the definition of “Commercial Paper”, the Company shall not permit any further issuances of commercial paper, and any payments of principal of or interest on (or other amounts owing with respect to) Commercial Paper then outstanding shall be paid directly by Ito-Yokado pursuant to its unconditional guarantee thereof and shall not be paid by the Company.

Subordinated Indebtedness.

Payments. The Company shall not, and shall not permit any of its Subsidiaries to, declare or make any payment, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to Subordinated Indebtedness, except for, and to the extent permitted to be made to the holders thereof pursuant to the terms (including the subordination terms) thereof, (i) scheduled payments due on Subordinated Indebtedness and (ii) provided no Event of Default or Potential Event of Default shall exist or would result therefrom, prepayments of Subordinated Indebtedness, provided that such prepayments are not financed with the proceeds of any Loan.

Amendments. The Company shall not, and shall not permit any of its Subsidiaries to amend or otherwise change the subordination terms applicable to any Subordinated Indebtedness.

Notices. The Company shall deliver to the Administrative Agent (i) a copy of each material notice or other communication delivered by or on behalf of the Company to any trustee under any Subordinated Indebtedness indenture or to any holder (in its capacity as such) of any Subordinated Indebtedness not issued pursuant to an indenture (including notice of the election of any Extension Period (as defined therein) under a QUIDS Subordinated Note), such delivery to be made at the same time and by the same means as such notice or other communication is delivered to such trustee or such holder, and (ii) a copy of each material notice or other communication received by the Company from any trustee under any Subordinated Indebtedness indenture or from any holder (in its capacity as such) of any Subordinated Indebtedness not issued pursuant to an indenture, such delivery to be made promptly after such notice or other communication is received by the Company.

Notice under QUIDS Subordinated Note Indenture. In the event that the Company is required to enter into an indenture with respect to the QUIDS Subordinated Notes upon the exercise by Ito-Yokado or Seven-Eleven Japan, of its registration rights with respect thereto, the Company shall promptly deliver to the Administrative Agent a certified copy of the resolutions of the Company’s Board of Directors designating this Agreement as the “Credit Agreement” under the indenture.

FINANCIAL COVENANTS

The Company covenants and agrees that so long as any Lender shall have any obligation hereunder and until payment in full of all of the Obligations, unless the Requisite Lenders shall otherwise give prior written consent thereto:

Consolidated Total Indebtedness Ratio. The Company shall not on any Quarterly Determination Date occurring during any period set out below permit the ratio of (a) Consolidated Total Indebtedness as of such Quarterly Determination Date to (b) EBITDA as determined as of such Quarterly Determination Date for the four (4) calendar quarters ending on such date, to be greater than 3.5 to 1.

Minimum Interest and Rent Coverage Ratio. The Company shall not on any Quarterly Determination Date occurring during any period set out below permit the ratio of (a) EBITDAR to (b) the sum (without duplication) of (A) Consolidated Cash Interest Expense, plus (B) Rent Expense on Operating Leases, in each case as determined as of such Quarterly Determination Date for the four (4) calendar quarters ending on such date, to be less than 2.0 to 1.

EVENTS OF DEFAULT; RIGHTS AND REMEDIES

Events of Default. Each of the following occurrences shall constitute an Event of Default under this Agreement:

Failure to Make Payments When Due. The Company shall fail to pay when due (i) any interest on any Loan or any fee or other amount payable hereunder (other than amounts described in Sections 10.01(a)(ii), 10.01(a)(iii) or 10.01(a)(iv)), and such failure shall continue for five (5) Business Days, (ii) any deposit required to be made pursuant to Section 2.01(d) or 10.02(b), and such failure shall continue for one (1) Business Day, (iii) any Reimbursement Obligation, or (iv) any amount payable for principal on the Loans, including any mandatory prepayment payable under Section 2.05(b), but excluding any voluntary prepayment payable under Section 2.05(a).

Breach of Certain Covenants. The Company shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on the Company under Section 6.01(d), Article VIII or Article IX.

Breach of Representation or Warranty. Any representation or warranty made or deemed made by the Company or any Subsidiary Guarantor to the Administrative Agent, any Lender or any Issuing Bank herein or in any of the other Loan Documents or in any statement or certificate at any time given by the Company or any Subsidiary Guarantor pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made.

Other Defaults. The Company or any Subsidiary Guarantor shall default in the payment of any Obligation which is not referred to in Section 10.01(a) or in the performance of or compliance with any term contained in this Agreement or in any of the Loan Documents (other than as covered by Sections 10.01(a), 10.01(b) or 10.01(c)), and such default or event of default shall continue for thirty (30) days after (i) the Administrative Agent or any Lender (acting through the Administrative Agent) notifies the Company or the applicable Subsidiary Guarantor of any such default, or (ii) the Company or such Subsidiary Guarantor acknowledges such default in writing.

Defaults As To Material Indebtedness. The Company or any Subsidiary of the Company shall fail to make any payment when due (whether by scheduled maturity, required prepayment,

acceleration, demand or otherwise) on any Material Indebtedness, other than an Obligation, and such failure shall continue beyond the applicable stated cure period therefor; or any breach, default or event of default shall occur, or any other event shall occur or condition shall exist, under any instrument, agreement or indenture pertaining thereto, if the effect thereof (with or without the giving of notice or lapse of time or both) is to accelerate, or permit the holder(s) of such Material Indebtedness to accelerate, the maturity of any such Indebtedness and such breach, default, event of default, event or condition shall continue beyond the applicable stated cure period therefor; or any such Material Indebtedness shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment prior to the stated maturity thereof); provided, however, that the failure to make a payment, or any such breach, default or event of default, under the Yen Royalty Financing Agreement or otherwise in respect of the Yen Royalty Financing Indebtedness shall not constitute an Event of Default hereunder unless recourse or recovery in respect thereof in excess of $25,000,000 is claimed or sought against the Company personally or against or out of any property of the Company other than the Yen Royalty Financing Collateral; provided, further, however, that if, upon the maturity (whether by lapse of time, acceleration or otherwise) of any Commercial Paper permitted to be issued hereunder, Ito-Yokado (as opposed to the Company) makes payment (in accordance with the terms applicable to the Commercial Paper) of the Indebtedness evidenced by such Commercial Paper, the Company’s failure to pay shall not be an Event of Default for purposes of this Section 10.01(e) to the extent such failure to pay is cured (at the maturity of such Commercial Paper) by the payment by Ito-Yokado.

Involuntary Bankruptcy; Appointment of Receiver, etc.

An involuntary case shall be commenced against the Company or any of its Subsidiaries and the petition shall not be dismissed within sixty (60) days after commencement of the case, or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company or any of its Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal or state law.

A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company or any of its Subsidiaries or over all or a substantial part of the property of the Company or any of is Subsidiaries, shall be entered; or an interim receiver, trustee or other custodian of the Company or any of its Subsidiaries or of all or a substantial part of the property of the Company or any of its Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of the Company or any of its Subsidiaries shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within thirty (30) days of entry, appointment or issuance.

Voluntary Bankruptcy; Appointment of Receiver, Etc. The Company or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; the Company or any of its Subsidiaries shall make any assignment for the benefit of creditors or shall be unable or fail, or admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of the Company or any of its Subsidiaries (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

Judgments and Attachments. Any money judgment, arbitration award (other than a money judgment or award covered by insurance, but only if the insurer has admitted liability with respect to such money judgment), writ or warrant of attachment, or similar process involving in any case an amount in excess of $25,000,000 shall be entered or filed against the Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days.

Dissolution. Any order, judgment or decree shall be entered against the Company or any of its Subsidiaries decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of thirty (30) days; or the Company or, except as permitted by this Agreement, any of its Subsidiaries shall otherwise dissolve or cease to exist.

Loss of Payment Priority; Failure of Subordination; Ito-Yokado CP Letter Agreement . (i) For any reason any of the subordination provisions of the documents and instruments evidencing any Subordinated Indebtedness shall, at any time, be invalidated or otherwise cease to be in full force and effect (other than in connection with the termination of such Subordinated Indebtedness on account of payment in full of such Subordinated Indebtedness on the original scheduled maturity date thereof not in contravention of the subordination provisions thereof or on account of prepayment in full of such Subordinated Indebtedness prior to the original scheduled maturity date as permitted by this Agreement), or the Obligations shall be subordinated or shall not have the priority contemplated by this Agreement or such subordination provisions, for any reason; and (ii) the Requisite Lenders shall have determined that any event described in Section 10.01(j)(i) has or is reasonably likely to have Material Adverse Effect. For any reason any provision of the Ito-Yokado CP Letter Agreement ceases to be in full force and effect on Ito-Yokado or ceases to be binding on Ito-Yokado or Ito-Yokado shall so state any of the foregoing in writing.

Change of Control. A Change of Control shall have occurred.

ERISA Liabilities. A Termination Event occurs with respect to a Defined Benefit Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability to the Company under Title IV or ERISA to the Defined Benefit Plan, the Multiemployer Plan or the PBGC in an aggregate amount in excess of $7,500,000.

An Event of Default shall be deemed “continuing” until cured or waived in writing in accordance with Section 12.07 to the extent and under the circumstances provided for therein.

Rights and Remedies.

Acceleration. Upon the occurrence of any Event of Default described in the foregoing Section 10.01(f) or 10.01(g) with respect to the Company or any Subsidiary Guarantor, the Aggregate Commitment shall automatically and immediately terminate and the unpaid principal amount of and any and all accrued interest on the Loans and all other Obligations shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentment, demand, or protest or other requirements of any kind (including valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Company, and the obligation of each Lender to make any Loan hereunder and of each Lender or Issuing Bank to issue or participate in any Facility Letter of Credit issued after the occurrence of such Event of Default shall thereupon terminate; and upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent shall at the request, or may with the consent, of the Requisite Lenders, by written notice to the Company, (i) declare that the Aggregate Commitment is terminated, whereupon the Aggregate Commitment and the obligation of each Lender to make any Loan hereunder and of each Lender or Issuing Bank to issue or participate in any Facility Letter of Credit shall immediately terminate, and/or (ii) declare the unpaid principal amount of, and any and all accrued and unpaid interest on, the Loans and all other Obligations to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentment, demand, or protest or other requirements of any kind (including valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Company.

Deposit for Facility Letters of Credit. In addition, upon demand by the Administrative Agent or the Requisite Lenders after the occurrence and during the continuance of any Event of Default, the Company shall deposit with the Administrative Agent for the benefit of the Lenders with respect to each Facility Letter of Credit then outstanding, promptly upon the demand of the Administrative Agent, immediately available funds in an amount equal to 103% of the greatest amount for which such Facility Letter of Credit may be drawn. Such deposit shall be held by the Administrative Agent for the benefit of the Lenders and the Issuing Banks as security for, and to provide for the payment of, the Reimbursement Obligations. Upon the drawing of any such facility Letter of Credit, to the extent such funds are on deposit with the Administrative Agent, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law, and if so applied, then such reimbursement shall be deemed a repayment by the Company of the corresponding Reimbursement Obligation. Upon the expiration of any Facility Letter of Credit that has not been drawn and so long as no Default or Event of Default has occurred and is continuing, an amount in cash equal to the difference between (x) the amount on deposit with the Administrative Agent and (y) 103% of the greatest amount for which all outstanding Facility Letters of Credit may be drawn, shall be paid to the Company by the Administrative Agent. In the event that all Events of Default have been remedied or waived pursuant to Section 12.07, all amounts held by the Administrative Agent pursuant to this Section 10.02(b) shall be paid to the Company by the Administrative Agent.

Rescission. If at any time after acceleration of the maturity of the Loans, the Company shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than nonpayment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 12.07, then by written notice to the Company, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuing Banks to a decision which may be made at the election of the Requisite Lenders; they are not intended to benefit the Company and do not give the Company the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

THE ADMINISTRATIVE AGENT; THE SYNDICATION AGENT; the lead arranger

Appointment.

Each Lender and each Issuing Bank hereby designates and appoints Citibank as the Administrative Agent of such Lender and such Issuing Bank under this Agreement and the Loan Documents, and each Lender and each Issuing Bank hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers as set forth herein or therein, together with such other powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such on the express conditions contained in this Article XI.

The provisions of this Article XI are solely for the benefit of the Administrative Agent and the Lenders and Issuing Banks, and neither the Company nor any Subsidiary of the Company shall have any rights to rely on or enforce any of the provisions hereof (other than as expressly set forth in Section 11.08). In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and the Issuing Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Company or any Subsidiary of the Company.

Nature of Duties. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in the Loan Documents. The duties of the Administrative Agent shall be mechanical and administrative in nature. The Administrative Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender or Issuing Bank. Nothing in this Agreement or any of the Loan Documents, expressed or implied, is intended to or shall be construed to impose upon the Administrative Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender and each Issuing Bank shall make its own independent investigation of the financial condition and affairs of the Company and its Subsidiaries in connection with the making and the continuance of the Loans hereunder and with the issuance of the Facility Letters of Credit and shall make its own appraisal of the creditworthiness of the Company and its Subsidiaries, and the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or Issuing Bank with any credit or other information with respect thereto. If the Administrative Agent seeks the consent or approval of the Requisite Lenders to the taking or refraining from taking any action hereunder, the Administrative Agent shall send notice thereof to each Lender. The Administrative Agent shall promptly notify each Lender at any time that the Requisite Lenders have instructed the Administrative Agent to act or refrain from acting pursuant hereto.

Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default or a Potential Event of Default has occurred and is continuing;

shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the

Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.07 and 10.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Event of Default or Potential Event of Default unless and until notice describing such Event of Default or Potential Event of Default is given to the Administrative Agent by the Company, a Lender or an Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default or Potential Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to Section 2.06(b) or Section 3.06, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Holder to whom payment was due, but not made, shall be to recover from other Holders (or former Holders) any payment in excess of the amount to which they are determined to have been entitled.

Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Facility Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Facility Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Indemnification. To the extent that the Administrative Agent (or any sub-agent or Related Party thereof) is not reimbursed and indemnified by the Company, the Lenders will reimburse and indemnify the Administrative Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or any of the other Loan Documents, proportionately based upon a fraction, the numerator of which is the amount of such Lender’s Commitment, and the denominator of which is the Aggregate Commitment (without giving effect to any termination thereof and determined as of the time that the applicable reimbursement or indemnification payment is sought)); provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 11.06 shall survive the payment in full of the Loans and Reimbursement Obligations and the termination of this Agreement.

The Administrative Agent Individually. In the event the Administrative Agent at any time has a Commitment hereunder (a) with respect to its Pro Rata Share of the Aggregate Commitment hereunder, the Loans made by it or its Affiliates and any Notes issued to or held by it or its Affiliates, the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or holder of a Note and (b) the terms “Lenders” or “Requisite Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent or its Affiliates as a Lender or one of the Requisite Lenders. The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of banking, trust or other business with the Company or any of its Subsidiaries or Affiliates as if it were not acting as Administrative Agent pursuant hereto.

Successor Administrative Agent; Resignation of Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Company. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right to appoint a successor (that, unless an Event of Default has occurred and in continuing, is reasonably acceptable to the Company), which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent (that, unless an Event of Default has occurred and in continuing, is reasonably acceptable to the Company) and meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Requisite Lenders appoint a successor Administrative Agent (that, unless an Event of Default has occurred and in continuing, is reasonably acceptable to the Company) as provided for above in this Section 11.08. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 11.08). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other

Loan Documents, the provisions of this Article XI and Sections 12.02 and 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Non-Reliance on Administrative Agent, Other Lenders and Other Issuing Banks. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, any other Issuing Bank or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender, any other Issuing Bank or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

The Lead Arranger, the Syndication Agent and the Co-Documentation Agents. Anything herein to the contrary notwithstanding, neither the Lead Arranger, the Syndication Agent nor the Co-Documentation Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, if applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

MISCELLANEOUS

Successors and Assigns.

Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 12.01(b), (ii) by way of participation in accordance with the provisions of Section 12.01(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.01(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.01(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $5,000,000, or $1,000,000 increments in excess thereof unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consent (each such consent not to be unreasonably withheld or delayed);

each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

any assignment of a Commitment or a Loan must be approved by the Administrative Agent and the Issuing Banks and, so long as no Event of Default has occurred and is continuing, the Company (which approvals shall not be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender or an Affiliate of a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.01(c), from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.08, 2.09, 12.02, 12.03 and 12.16 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.01(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.01(d).

Register. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance and Commitment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries ) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this

Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent and the Lenders and Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting the extension of the date fixed for payment of the principal amount of or interest on a Loan allocated to such participation or a reduction of the principal amount of or the rate of interest or fees payable on the Loans that affects such Participant. Subject to Section 12.01(e), the Company agrees that each Participant shall be entitled to the benefits of Sections 2.08 and 2.09 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.01(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.05 as though it were a Lender, provided such Participant agrees to be subject to Section 12.06 as though it were a Lender.

Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.08 and 2.09 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.09 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2.09(f) as though it were a Lender.

Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Expenses.

Generally. The Company agrees upon demand after presentation of a statement of account to pay, or reimburse, the Administrative Agent for all the Administrative Agent’s reasonable audit, legal (other than, for so long as no Potential Event of Default or Event of Default has occurred and is continuing, any allocated cost of the Administrative Agent’s internal legal counsel), appraisal, valuation and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including the reasonable fees, expenses and disbursements of Sidley Austin Brown & Wood LLP and any other attorneys retained by the Administrative Agent, auditors and accountants, and other consultants and agents) incurred by the Administrative Agent in connection with (A) its own audit and investigation of the Company and the Company’s Subsidiaries; (B) the negotiation, preparation and execution of this Agreement (including the satisfaction or attempted satisfaction of any of the conditions set forth in Article IV) and the other Loan Documents and the making of the Loans hereunder; (C) administration of this Agreement and the Loans, including consultation with attorneys in connection therewith; (D) the protection, collection or enforcement of any of the Obligations; and (E) each annual inspection and each inspection after the occurrence and during the continuance of an Event of Default by it on behalf of the Lenders.

After Default. The Company further agrees to pay, or reimburse the Administrative Agent, the Issuing Banks and the Lenders for all out-of-pocket costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel, and costs of settlement) incurred by the Administrative Agent, any Issuing Bank or Lender after the occurrence of an Event of Default (i) in enforcing any Obligation or in exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Company and related to or arising out of the transactions contemplated hereby; or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) related to or arising out of the transactions contemplated hereby.

Indemnity. The Company further agrees to defend, protect, indemnify, and hold harmless the Administrative Agent (and any sub-agent thereof), the Syndication Agent, the Co-Documentation Agents and each and all of the Lenders and Issuing Banks and each Related Party of any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article IV) (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect or consequential and whether based on any federal or state laws or other statutory regulations, including Securities, environmental and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise) in any manner relating to or arising out of this Agreement or the other Loan Documents, or any act, event or transaction related or attendant thereto, the Lenders’ Commitments, the Issuing Banks’ Letter of Credit Commitments, the making of and participation in the Loans and the issuance of and participation in Facility Letters of Credit hereunder, the management of such Loans or Facility Letters of Credit (including any liabilities or claims under federal, state or local environmental laws or regulations), or the use or intended use of the proceeds of the Loans or Facility Letters of Credit hereunder (collectively, the “Indemnified Matters”); provided that the Company shall have no obligation to an Indemnitee hereunder with respect to (i) matters for which such Indemnitee has been compensated pursuant to Section 2.08 or 2.09 or other provision of the Agreement and (ii) Indemnified Matters caused by or resulting from such Indemnitee’s willful misconduct, gross negligence or breach in bad faith of its obligations hereunder, as determined by a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Company shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnities.

Change in Accounting Principles. Except as otherwise provided herein, if any changes in accounting principles from those used in the preparation of the most recent financial statements referred to in Section 5.01(f) are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the Company with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, standards or terms found in Article VIII and Article IX hereof, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such changes as if such changes had not been made, provided, however, that no change in generally accepted accounting principles that would affect the method of calculation of any of the financial covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Requisite Lenders, to so reflect such change in accounting principles.

Set-Off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of the Company or any Subsidiary Guarantor against any and all of the Obligations of the Company or such Subsidiary Guarantor now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Company or such Subsidiary Guarantor may be contingent or unmatured or are owed to a branch or office of such Lender or such Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section 12.05 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and each Issuing Bank agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Ratable Sharing. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

the provisions of this Section 12.06 shall not be construed to apply to (A) any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Facility Letters of Credit to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section 12.06 shall apply).

The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company and each Subsidiary Guarantor rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company and each Subsidiary Guarantor in the amount of such participation.

Amendments and Waivers. No amendment or modification of any provision of this Agreement or the Notes shall be effective without the written agreement of the Requisite Lenders and the Company, and no termination or waiver of any provision of this Agreement or the Notes, or consent to any departure by the Company therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders, which the Requisite Lenders shall have the right to grant or withhold at their sole discretion; except that any amendment, modification, or waiver of any provision of Article I, II or III relating to (i) increasing the Aggregate Commitments to an amount in excess of $300,000,000, (ii) the extension of the Commitment Termination Date, (iii) the reduction of the principal amount of, or the interest rates, applicable to the Loans, (iv) the reduction of the amount of the fees payable pursuant hereto, (v) the definitions of “Requisite Lenders”, “Pro Rata Share” and “Commitment Termination Date”, (vi) the provisions contained in Section 2.05(d), in Section 12.06 and in this Section 12.07, and (vii) any other provision of this Agreement which expressly requires the approval of all Lenders, shall be effective only if evidenced by a writing signed by or on behalf of all Lenders. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No amendment, modification, termination or waiver of Article III, any other provision of this Agreement relating to Facility Letters of Credit or Letter of Credit Commitments or any provision of any Facility Letter of Credit shall be effective without the written concurrence of each Issuing Bank directly affected thereby. No amendment, modification, termination, or waiver of any provision of Article XI hereof or any other provision referring to the Administrative Agent, the Syndication Agent, the Co-Documentation Agents or the Lead Arranger shall be effective without the written concurrence of the Administrative Agent, the Syndication Agent, the Co-Documentation Agents or the Lead Arranger, as applicable. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 12.07 shall be binding on each holder of any Note at the time outstanding, each future holder of any Note, and, if signed by the Company, on the Company.

Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

Notices.

All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier, telegraphic or telex communication) and mailed, telecopied, telegraphed, telexed or delivered or (y) as and to the extent set forth in Section 12.09(b) and in the proviso to this Section 12.09(a), if to the Company, at its address or telecopier number, as the case may be, set forth on the signature pages to this Agreement; if to any Lender, at the address or telecopier number, as the case may be, set forth in such Lender’s Administrative Questionnaire; if to any Issuing Bank, at the address or telecopier number, as the case may be, set forth in such Issuing Bank’s Administrative Questionnaire; and if to the Administrative Agent, at its address or telecopier number, as the case may be, set forth on the signature pages to this Agreement; or, as to the Company or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Company and the Administrative Agent, provided that materials required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.03 shall be delivered either (i) as set forth in the last paragraph of Section 6.01 or (ii) to the Administrative Agent as specified in Section 12.09(b) or as otherwise specified to the Company by the Administrative Agent. All such notices and communications shall, when mailed, telecopied, telegraphed or e-mailed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by e-mail, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III, IV or XI shall not be effective until received by the Administrative Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

So long as Citibank or any of its Affiliates is the Administrative Agent, except as set forth in the last paragraph of Section 6.01, materials required to be delivered pursuant to Section 6.01(a) and (b) or Section 6.03 shall be delivered to the Administrative Agent in an electronic medium in a format acceptable to the Administrative Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com. The Company agrees that the Administrative Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Company, as of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Company acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for error or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Administrative Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

Survival of Agreements. All agreements and obligations of the Company contained in Sections 2.08, 2.09, 3.10, 12.02 and 12.03 shall survive the payment in full of principal, interest and all other amounts payable under this Agreement and the other Loan Documents.

Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, any Lender, any holder of a Note or any Issuing Bank in the exercise of any power, right or privilege under any of the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercises thereof or of any other right, power or privilege. All rights and remedies existing under the Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

Advice of Counsel. The Company and each Lender and Issuing Bank understand that the Administrative Agent’s counsel represents only the interests of the Administrative Agent and its Affiliates and that the Company, other Lenders and other Issuing Banks are advised to obtain their own counsel.

The Company represents and warrants to the Administrative Agent and the other Lenders that it has discussed this Agreement with its counsel.

Severability. In case any provision in or obligation under this Agreement or the Notes or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

Governing Law. THIS AGREEMENT AND THE LOAN DOCUMENTS, AND ALL ISSUES RELATING TO THIS AGREEMENT AND THE LOAN DOCUMENTS, INCLUDING THE VALIDITY, ENFORCEABILITY, INTERPRETATION OR CONSTRUCTION OF THIS AGREEMENT, ANY LOAN DOCUMENT OR ANY PROVISION OF ANY OF THEM, SHALL BE GOVERNED BY, AND SHALL BE DETERMINED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Limitation of Liability. No claim may be made by the Company, any Lender or other Person against the Administrative Agent, the Syndication Agent, any Co-Documentation Agent, any other Lender, any Issuing Bank or any Related Party of any of the foregoing for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Company and each Lender hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Consent to Jurisdiction and Service of Process. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO WITH RESPECT TO THIS AGREEMENT OR ANY NOTE OR ANY OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY NEW YORK STATE COURT OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN NEW YORK CITY AND ANY APPELLATE COURT FROM ANY THEREOF, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO ACCEPTS, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS FROM WHICH NO APPEAL HAS BEEN TAKEN OR IS AVAILABLE. THE COMPANY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE NOTICE ADDRESS SPECIFIED IN ACCORDANCE WITH SECTION 12.09, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT, THE ISSUING BANKS AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH JURISDICTION. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF ANY PARTY HERETO TO BRING PROCEEDINGS RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS IN THE COURTS OF ANY OTHER JURISDICTION.

Counterparts; Integration; Effectiveness; Electronic Execution.

Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature page or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

JURY TRIAL WAIVER. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.19.

Performance of Obligations. The Company agrees that, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, upon direction of the Requisite Lenders, may, but shall have no obligation to, make any payment or perform any act required of the Company under any of the Loan Documents.

Limitation on Agreements. All agreements between the Company and the Administrative Agent, any Lender or any Issuing Bank, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of demand being made on the Notes or otherwise, shall the amount paid, or agreed to be paid, to the Administrative Agent, any Lender or any Issuing Bank for the use, forbearance, or detention of the money to be loaned under this Agreement or otherwise or for the payment or performance of any covenant or obligation contained herein or in any other Loan Document exceed the maximum amount permissible under applicable law. If, as a result of any circumstances whatsoever, fulfillment of any provision hereof or of any of such documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable usury law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if, from any such circumstance, the Administrative Agent, any Lender or any Issuing Bank shall ever receive interest or anything which might be deemed interest under applicable law which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal amount owing on account of the Notes or the amounts owing on other obligations of the Company to the Administrative Agent, any Lender or any Issuing Bank under the Loan Documents and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of the Notes and the amounts owing on other obligations of the Company to the Administrative Agent, any Lender or any Issuing Bank under the Loan Documents, as the case may be, such excess shall be refunded to the Company. All sums paid or agreed to be paid to the Administrative Agent, any Lender or any Issuing Bank for the use, forbearance or detention of the indebtedness of the Company to the Administrative Agent, any Lender or any Issuing Bank shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full of the principal (including the period of any renewal or extension thereof) so that the interest on account of such indebtedness shall not exceed the maximum amount permitted by applicable law. The terms and provisions of this Section 12.21 shall control and supersede every other provision of all agreements between the Company, the Administrative Agent, the Lenders and the Issuing Banks.

Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self regulatory body operating pursuant to statutory authority having or purporting to have jurisdiction over it, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.23, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, any Proposed New Lender or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 12.23 or (y) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Company; provided, however, that with respect to disclosures pursuant to clauses (b) and (c) of this Section 12.23 (other than disclosures pursuant to routine regulatory examinations), unless prohibited by law or applicable court order, each Lender, each Issuing Bank and the Administrative Agent shall (x) notify the Company of any request by any governmental agency or representative thereof or other Person for disclosure of Information after receipt of such request, and (y) if such disclosure of such Information is legally required, furnish only such portion of the Information as it is legally compelled to disclose and exercise commercially reasonable efforts at the Company’s expense to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Information.

For purposes of this Section 12.23, “Information” shall mean all information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Company or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section 12.23 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

USA PATRIOT Act. Each Lender and each Issuing Bank that is subject to the requirements of the USA PATRIOT Act hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender and such Issuing Bank to identify the Company in accordance with the USA PATRIOT Act.

[Remainder of Page Intentionally Blank; Signature Pages Follow]

[SAB&W Draft 10/19/04]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

BORROWER:	7-ELEVEN, INC.

By
Name:
Title:

Notice Address:

7-Eleven, Inc.
2711 North Haskell Avenue
Dallas, Texas 75221
Attn: Vice President and Treasurer
Telephone No. (214) 828-7042
Telecopier No. (214) 841-6571 Website address:

with a copy to:

7-Eleven, Inc.
2711 North Haskell Avenue
Dallas, Texas 75221
Attn: Legal Department
Telephone No. (214) 828-7991
Telecopier No. (214) 828-7119

1-1

ADMINISTRATIVE AGENT, LENDER AND ISSUING BANK:	CITIBANK, N.A., as the Administrative Agent, as a Lender and as an Issuing Bank

By
Judith A. E. Green
Vice President

Notice Address/Domestic Lending Office:

Citibank, N.A.

388 Greenwich Street, 21st Floor

New York, New York 10013

Attn: Robert A. Snell

Telephone No. (212) 816-8169

Telecopier No. (212) 816-8156

with, solely for purposes of Section 6.01(j), a copy to:

Citibank, N.A. Two Penns Way, Suite 200 New Castle, Delaware 19720 Attn: Jacqueline Caine Telephone No. (302) 894-6079 Telecopier No. (212) 994-0961

Eurodollar Lending Office/Eurodollar Affiliate:

Citibank, N.A. 388 Greenwich Street, 21st Floor New York, New York 10013 Attn: Robert A. Snell Telephone No. (212) 816-8169 Telecopier No. (212) 816-8156

Pro Rata Share: 15%

Commitment: $30,000,000

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SYNDICATION AGENT, LENDER AND ISSUING BANK:	SUMITOMO MITSUI BANKING CORPORATION

By
Name:
Title:

Notice Address/Domestic Lending Office:

Sumitomo Mitsui Banking Corporation 277 Park Avenue New York, New York 10172 Attn: Ms. Maki Niwa Telephone No. (212) 224-4321 Telecopier No. (212) 224-4537

with a copy to:

Simpson Thacher & Bartlett 425 Lexington Ave. New York, New York 10017-3909 Attn: Terrence L. Dugan Telecopier No. (212) 455-2502

Eurodollar Lending Office/Eurodollar Affiliate:

Sumitomo Mitsui Banking Corporation 277 Park Avenue New York, New York 10172 Attn: Ms. Maki Niwa Telephone No. (212) 224-4321 Telecopier No. (212) 224-4537

Pro Rata Share: 13.75% Commitment: $27,500,000

1-3

CO-DOCUMENTATION AGENT AND LENDER:	THE BANK OF TOKYO-MITSUBISHI LTD. NEW YORK BRANCH

By
Name:
Title:

Notice Address/Domestic Lending Office:

The Bank of Tokyo-Mitsubishi Ltd. New York Branch 1251 Avenue of the Americas New York, NY 10020-1104 Attn: Kimiyo Yachi Telephone No. 212-782-4364 Telecopier No. 212-782-6435

Eurodollar Lending Office/Eurodollar Affiliate:

The Bank of Tokyo-Mitsubishi Ltd. New York Branch 1251 Avenue of the Americas New York, NY 10020-1104 Attn: Kimiyo Yachi Telephone No. 212-782-4364 Telecopier No. 212-782-6435

Pro Rata Share: 12.50% Commitment: $25,000,000

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CO-DOCUMENTATION AGENT, LENDER AND ISSUING BANK:	WELLS FARGO BANK, N.A.

By
Name:
Title:

Notice Address/Domestic Lending Office:

Wells Fargo Bank, N.A. 1445 Ross Avenue, 23rd Floor Suite 2320 Dallas, TX 75202 Attn: Zachary S. Johnson Telephone No. 214-661-1225 Telecopier No. 214-969-0371

Eurodollar Lending Office/Eurodollar Affiliate:

Wells Fargo Bank, N.A. 1445 Ross Avenue, 23rd Floor Suite 2320 Dallas, TX 75202 Attn: Zachary S. Johnson Telephone No. 214-661-1225 Telecopier No. 214-969-0371

Pro Rata Share: 12.50%

Commitment: $25,000,000

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LENDER:	BANK OF AMERICA, N.A.

By
Name:
Title:

Notice Address/Domestic Lending Office:

Bank of America, N.A. 901 Main Street 64th Floor Dallas, TX 75202 Attn: Ross Evans Telephone No. 214-209-0417 Telecopier No. 214-209-1286

Eurodollar Lending Office/Eurodollar Affiliate:

Bank of America, N.A. 901 Main Street 64th Floor Dallas, TX 75202 Attn: Ross Evans Telephone No. 214-209-0417 Telecopier No. 214-209-1286

Pro Rata Share: 9.25%

Commitment: $18,500,000

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LENDER:	THE BANK OF NOVA SCOTIA

By
Name:
Title:

Notice Address/Domestic Lending Office:

The Bank of Nova Scotia Atlanta Agency Suite 2700, 600 Peachtree Street NE Atlanta, GA 30308 Attn: Brad Hamilton Telephone No. 404-877-1505 Telecopier No. 404-888-8998

Eurodollar Lending Office/Eurodollar Affiliate:

The Bank of Nova Scotia Atlanta Agency Suite 2700, 600 Peachtree Street NE Atlanta, GA 30308 Attn: Brad Hamilton Telephone No. 404-877-1505 Telecopier No. 404-888-8998

Pro Rata Share: 9.25%

Commitment: $18,500,000

1-7

LENDER:	DEUTSCHE BANK AG NEW YORK BRANCH

By
Name:
Title:

By
Name:
Title:

Notice Address/Domestic Lending Office:

Deutsche Bank AG New York Branch 90 Hudson Street, Mailstop JCY05-0199 Jersey City, NJ 07320 Attn: Nelson Lugaro Telephone No. 201-593-2225 Telecopier No. 201-593-2310

Eurodollar Lending Office/Eurodollar Affiliate:

Deutsche Bank AG New York Branch 90 Hudson Street, Mailstop JCY05-0199 Jersey City, NJ 07320 Attn: Nelson Lugaro Telephone No. 201-593-2225 Telecopier No. 201-593-2310

Pro Rata Share: 9.25%

Commitment: $18,500,000

1-8

LENDER:	MIZUHO CORPORATE BANK, LIMITED

By
Name:
Title:

Notice Address/Domestic Lending Office:

Mizuho Corporate Bank, Limited 1251 Avenue of the Americas New York, NY 10020 Attn: Ikuo Makino Telephone No. 212-282-3392 Telecopier No. 212-282-4463

Eurodollar Lending Office/Eurodollar Affiliate:

Mizuho Corporate Bank, Limited 1251 Avenue of the Americas New York, NY 10020 Attn: Ikuo Makino Telephone No. 212-282-3392 Telecopier No. 212-282-4463

Pro Rata Share: 9.25%

Commitment: $18,500,000

1-9

LENDER:	WACHOVIA BANK, NATIONAL ASSOCIATION

By
Name:
Title:

Notice Address/Domestic Lending Office:

Wachovia Bank, National Association.

Attn:
Telephone No.
Telecopier No.

Eurodollar Lending Office/Eurodollar Affiliate:

Wachovia Bank, National Association

Attn:
Telephone No.
Telecopier No.

Pro Rata Share: 9.25%

Commitment: $18,500,000

EXHIBIT 1

to

CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE

Assignment and Acceptance

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex A attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

1-10

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement, any other Loan Documents and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below (including any Letters of Credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Documents and any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1. Assignor:	___________________________________

2. Assignee:	___________________________________
[and is an Affiliate/Approved Fund of [identify Lender]1]

3. Borrower:	7-Eleven, Inc.

4. Administrative Agent:	Citibank, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement:	Credit Agreement dated as of October 26, 2004 among 7-Eleven, Inc., the financial institutions party thereto as Lenders or Issuing Banks, Citibank, N.A., as Administrative Agent, The Sumitomo Mitsui Banking Corporation, New York Branch, as Syndication Agent, The Bank of Tokyo-Mitsubishi, Ltd. and Wells Fargo Bank, N.A., as Co-Documentation Agents, and Citigroup Global Markets Inc., as Sole Lead Arranger

[1]	Select as applicable.

1-11

6. Assigned Interest:	Aggregate Amount of Commitment/Loans for all Lenders:[3]

$__________________

Amount of Commitment/Loans Assigned:[2]

$__________________

Percentage Assigned of Commitment/Loans:[3]

__________________%

[7. Trade Date: __________________ ][4]

[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

1-12

Effective Date:                      , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]5 Accepted:

CITIBANK, N.A., as
Administrative Agent

By
Title:

[Consented to:]6

[7-ELEVEN, INC.]	[Name of Issuing Bank, as an Issuing Bank]

By	By
Title:	Title:

[CITIBANK, N.A., as an Issuing Bank]	[Name of Issuing Bank, as an Issuing Bank]

By	By
Title:	Title:

[5]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[6]	To be added only if the consent of the Company and/or Issuing Banks is required by the terms of the Credit Agreement.

1-13

ANNEX A to Assignment and Acceptance

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement [,][and] (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement) [, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01(a) and Section 6.01(b) thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee;]7 and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

[7]	Bracketed provisions only for new Lenders.

1-14

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. THIS ASSIGNMENT AND ACCEPTANCE, AND ALL ISSUES RELATING TO THIS ASSIGNMENT AND ACCEPTANCE, INCLUDING THE VALIDITY, ENFORCEABILITY, INTERPRETATION OR CONSTRUCTION OF THIS ASSIGNMENT AND ACCEPTANCE OR ANY PROVISION HEREOF, SHALL BE GOVERNED BY, AND SHALL BE DETERMINED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

1-15

EXHIBIT 2

TO

CREDIT AGREEMENT

Terms of Commercial Paper Facility

Amount:	Up to $650,000,000

Rating:	A-1/Prime-1 or higher

Maturity:	Not more than 365 days

Form of Guaranty:	Unconditional guaranty of payment of all amounts due by Ito-Yokado Co., Ltd.

Securities Registration:	None (exempt under Section 3(a)(3) or 4(2) of Securities Act)

Security:	None

2-1

EXHIBIT 3

TO

CREDIT AGREEMENT

Commitment and Acceptance

Dated                      , 20

Reference is made to that certain Credit Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of October 26, 2004 among 7-Eleven, Inc., the financial institutions party thereto as Lenders or Issuing Banks, Citibank, N.A., as Administrative Agent, The Sumitomo Mitsui Banking Corporation, New York Branch, as Syndication Agent, The Bank of Tokyo-Mitsubishi, Ltd. and Wells Fargo Bank, N.A., as Co-Documentation Agents, and Citigroup Global Markets Inc., as Sole Lead Arranger. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Pursuant to Section 2.05 of the Credit Agreement, the Company has requested an increase in the Aggregate Commitment from $                     to $                    . Such increase in the Aggregate Commitment is to become effective on the Effective Date set forth below (the “Effective Date”). In connection with such requested increase in the Aggregate Commitment, the Company and                      (the “Accepting Bank”) hereby agree as follows:

1. Effective as of the Effective Date, [the Accepting Bank shall become a party to the Credit Agreement as a Lender and shall have all of the rights and obligations of a Lender thereunder and shall thereupon have a Commitment under and for purposes of the Credit Agreement in an amount equal to the] [the Commitment of the Accepting Bank under the Credit Agreement shall be increased from $                     to the] amount set forth opposite the Accepting Bank’s name on the signature page hereof.

2. The Accepting Bank (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Commitment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement [,][and] (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement) [, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of its Commitment, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01(a) and Section 6.01(b) thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment and Acceptance on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to this Commitment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Accepting Bank]8; and (b) agrees that

[8]	Bracketed provisions only for new Lenders.

3-1

(i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

3. The Company hereby represents and warrants that (a) as of the date hereof and as of the Effective Date, no event has occurred and is continuing which constitutes an Event of Default or a Potential Event of Default; and (b) as of the Effective Date, (i) the Index Debt is [rated BBB- or better by S&P and Baa3 or better by Moody’s][not being rated by either S&P or Moody’s and is rated              by [insert name of Applicable Rating Agency or Agencies]] and (ii) all other conditions precedent set forth in Section 2.05(e)(i) in respect of the increase contemplated by this Commitment and Acceptance shall have been satisfied or waived.

4. This Commitment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Commitment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Commitment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Commitment and Acceptance. THIS COMMITMENT AND ACCEPTANCE, AND ALL ISSUES RELATING TO THIS COMMITMENT AND ACCEPTANCE, INCLUDING THE VALIDITY, ENFORCEABILITY, INTERPRETATION OR CONSTRUCTION OF THIS COMMITMENT AND ACCEPTANCE OR ANY PROVISION HEREOF, SHALL BE GOVERNED BY, AND SHALL BE DETERMINED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

3-2

Effective Date:                          , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION IN THE REGISTER THEREFOR.]

The terms set forth in this Commitment and Acceptance are hereby agreed to:

7-ELEVEN, INC.

By:
Title:

COMMITMENT:	ACCEPTING BANK:

$[ ]	[ ]

By:
Title:

Consented to and Accepted:

CITIBANK, N.A., as Administrative Agent

By
Title:

Consented to:

[CITIBANK, N.A., as an Issuing Bank]	[Name of Issuing Bank, as an Issuing Bank]

By	By
Title:	Title:

[Name of Issuing Bank, as an Issuing Bank]

By
Title:

3-3

EXHIBIT 4

TO

CREDIT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

To:	Citibank, N.A., in its capacity as administrative agent (in such capacity, together with any successor administrative agent appointed under Section 11.08 thereof, the “Administrative Agent”) under the Credit Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of October 26, 2004 among 7-Eleven, Inc. (the “Company”), the financial institutions party thereto as “Lenders” or “Issuing Banks”, the Administrative Agent, The Sumitomo Mitsui Banking Corporation, New York Branch, as Syndication Agent, The Bank of Tokyo-Mitsubishi, Ltd. and Wells Fargo Bank, N.A., as Co-Documentation Agents, and Citigroup Global Markets Inc., as Sole Lead Arranger.

This Compliance Certificate (this “Certificate”) is delivered to you pursuant to Section 6.01(c)(ii) of the Credit Agreement. The Company hereby delivers to the Administrative Agent, each Lender and each Issuing Bank, together with the financial statements being delivered or made available to you pursuant to Section 6.01(a) and Section 6.01(b) of the Credit Agreement, this Certificate for the accounting period from                          , 200     to                          , 200    . Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement. For purposes hereof, section and subsection references herein relate to sections and subsections, respectively, of the Credit Agreement, and bracketed ratios refer to the maximum ratios required under the relevant sections of the Credit Agreement.

FINANCIAL COVENANTS

A.	CONSOLIDATED TOTAL INDEBTEDNESS RATIO (Section 9.01)

The ratio of (a) Consolidated Total Indebtedness as of the Quarterly Determination Date occurring during the period covered by this Certificate to (b) EBITDA, as determined as of such Quarterly Determination Date for the four calendar quarters ending on such date.

Actual Ratio	[ ]
Maximum Ratio	3.5 to 1

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B.	MINIMUM INTEREST AND RENT COVERAGE RATIO (Section 9.02)

The ratio of (a) EBITDAR to (b) the sum (without duplication) of (i) Consolidated Cash Interest Expense, plus (ii) Rent Expense on Operating Leases, in each case as determined as of the Quarterly Determination Date occurring during the period covered by this Certificate for the four (4) calendar quarters ending on such date.

Actual Ratio	[ ]
Maximum Ratio	2.0 to 1

I hereby certify, in my capacity as an executive officer of the Company, that the information set forth above is accurate as of                          , 200    , to the best of my Knowledge after diligent inquiry.

Dated:                          , 200

7-ELEVEN, INC.

By:
Title:

4-2

EXHIBIT 5

TO

CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING

To:	Citibank, N.A., in its capacity as administrative agent (in such capacity, together with any successor administrative agent appointed under Section 11.08 thereof, the “Administrative Agent”) under the Credit Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of October 26, 2004 among 7-Eleven, Inc. (the “Company”), the financial institutions party thereto as “Lenders” or “Issuing Banks”, the Administrative Agent, The Sumitomo Mitsui Banking Corporation, New York Branch, as Syndication Agent, The Bank of Tokyo-Mitsubishi, Ltd. and Wells Fargo Bank, N.A., as Co-Documentation Agents, and Citigroup Global Markets Inc., as Sole Lead Arranger.

Pursuant to Section 2.01(b) of the Credit Agreement, this Notice of Borrowing in respect of Loans (this “Notice”) represents the Company’s request to borrow on                     , 200     (the “Funding Date”) from the Lenders on a pro rata basis an aggregate principal amount of $                      in Loans as [Base Rate Loans.] [Eurodollar Rate Loans. The initial Interest Period for such Eurodollar Rate Loans is requested to be a                      (  ) month period.] Proceeds of such Loans are to be deposited on the Funding Date in the account maintained by the Company with                     , account number:                     , in immediately available funds.

The Company hereby certifies that (i) the representations and warranties of the Company as set forth in Section 5.01 of the Credit Agreement and in any other Loan Document (other than representations and warranties which expressly speak only as of a different date and the representations and warranties contained in Sections 5.1(h) and 5.01(i)) are and shall be true and correct in all material respects on and as of the date hereof; (ii) no Event of Default or Potential Event of Default has occurred and is continuing under the Credit Agreement or any other Loan Document or will result from the proposed Borrowing; and (iii) the Company has and shall have performed or caused to have been performed all agreements contained in and satisfied all conditions under Section 4.01, or 4.02, as applicable, of the Credit Agreement and the other Loan Documents required to be performed by the same on or before the date hereof (unless otherwise waived pursuant to the terms of the Credit Agreement).

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Unless otherwise defined herein, capitalized terms used in this Notice shall have the meanings set forth in the Credit Agreement.

Dated:                     , 200

7-ELEVEN, INC.

By:
Title:

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EXHIBIT 6

TO

CREDIT AGREEMENT

FORM OF NOTICE OF CONVERSION/CONTINUATION

To:	Citibank, N.A., in its capacity as administrative agent (in such capacity, together with any successor administrative agent appointed under Section 11.08 thereof, the “Administrative Agent”) under the Credit Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of October 26, 2004 among 7-Eleven, Inc. (the “Company”), the financial institutions party thereto as “Lenders” or “Issuing Banks”, the Administrative Agent, The Sumitomo Mitsui Banking Corporation, New York Branch, as Syndication Agent, The Bank of Tokyo-Mitsubishi, Ltd. and Wells Fargo Bank, N.A., as Co-Documentation Agents, and Citigroup Global Markets Inc., as Sole Lead Arranger.

Pursuant to Section 2.03(c) of the Credit Agreement, this Notice of Conversion/Continuation (this “Notice”) represents the Company’s election to [insert one of the following]:

9 convert $             in aggregate principal amount of Base Rate Loans to Eurodollar Rate Loans on                     , 200    . The initial Interest Period for such Eurodollar Rate Loans is requested to be a             (  ) month period.

10 convert $              in aggregate principal amount of Eurodollar Rate Loans with a current Interest Period ending                     , 200    , to Base Rate Loans on                     , 200    , [and] 11

12 continue as Eurodollar Rate Loans $             in aggregate principal of Eurodollar Rate Loans with a current Interest Period ending                     , 200    . The succeeding Interest Period is requested to be a             (  ) month period.

13 The Company hereby certifies that no Event of Default or Potential Event of Default has occurred and is continuing under the Credit Agreement.

[9]	Use if converting Base Rate Loans to Eurodollar Rate Loans.
[10]	Use if converting Eurodollar Rate Loans to Base Rate Loans.
[11]	Use if converting a portion of Eurodollar Rate Loans to Base Rate Loans and continuing the balance as Eurodollar Rate Loans.
[12]	Use if continuing Eurodollar Rate Loans.
[13]	Use if converting to or continuing Eurodollar Rate Loans.

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Unless otherwise defined herein, capitalized terms used in this Notice shall have the meanings set forth in the Credit Agreement.

Dated:                     , 200    .

7-ELEVEN, INC.

By:
Title:

6-2

EXHIBIT 7

TO

CREDIT AGREEMENT

FORM OF NOTE

7-ELEVEN, INC.

$	Dated: , 200

FOR VALUE RECEIVED, the undersigned, 7-ELEVEN, INC., a Texas corporation (the “Company”) promises to pay to the order of                                                   (the “Lender”) the lesser of (i) the principal amount of                                          DOLLARS ($                    ) or (ii) the unpaid principal amounts loaned or, upon repayment, reloaned by the Lender to the Company under this Note as Loans under the Credit Agreement referred to below.

The Company also promises to pay interest on the unpaid principal amount borrowed hereunder from the date hereof until paid at the rates (which shall not exceed the maximum rate permitted by applicable law) and at the times which shall be determined in accordance with the provisions of the Credit Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of October 26, 2004 among the Company, the financial institutions party thereto as “Lenders” or “Issuing Banks”, Citibank, N.A., in its capacity as administrative agent (in such capacity, together with any successor administrative agent appointed under Section 11.08 thereof, the “Administrative Agent”), The Sumitomo Mitsui Banking Corporation, New York Branch, as Syndication Agent, The Bank of Tokyo-Mitsubishi, Ltd. and Wells Fargo Bank, N.A., as Co-Documentation Agents, and Citigroup Global Markets Inc., as Sole Lead Arranger.

This Note is one of the Company’s “Notes” described in, and is issued pursuant to and is entitled to the benefits of, the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby are made and are to be repaid. This Note is subject to the terms of the Credit Agreement, including, without limitation, Section 12.21 thereof. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

All payments of principal and interest in respect of this Note shall be made to the Administrative Agent in lawful money of the United States of America in same day funds for the Administrative Agent’s account at Citibank, N.A. New York ABA #021000089, Favor NAIB Agency/Medium Term Finance Account #36852248, Attention: Jacqueline Caine (302) 894-6079, Two Penns Way, Suite 200, New Castle, Delaware 19720, or at such other place as shall be designated in writing by the Administrative Agent for such purpose in accordance with the terms of the Credit Agreement.

This Note is subject to prepayment as provided in Section 2.05 of the Credit Agreement.

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THE CREDIT AGREEMENT AND THIS NOTE, AND ALL ISSUES RELATING TO THE CREDIT AGREEMENT AND THIS NOTE, INCLUDING THE VALIDITY, ENFORCEABILITY, INTERPRETATION OR CONSTRUCTION OF THE CREDIT AGREEMENT, THIS NOTE OR ANY PROVISION OF EITHER OF THEM, SHALL BE GOVERNED BY, AND SHALL BE DETERMINED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Upon the occurrence of any one or more of certain Events of Default, the unpaid balance of the principal amount of this Note shall become, and upon the occurrence and continuation of any one or more of certain other Events of Default, such unpaid balance may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note, the Credit Agreement or the other Loan Documents shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Company hereby waives diligence, presentment, protest, demand and notice of every kind.

IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year first above written.

7-ELEVEN, INC.

By:
Title:

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EXHIBIT 8-A

TO

CREDIT AGREEMENT

FORM OF OPINION OF BRYAN F. SMITH, JR.

October 26, 2004

To:	(a) each of the Lenders and Issuing Banks party to the Credit Agreement, dated as of October 26, 2004 (the “Credit Agreement”), among 7-Eleven, Inc., the Lenders, the Issuing Banks, Citibank, N.A., as Administrative Agent for the Lenders and the Issuing Banks (in such capacity, the “Administrative Agent”), The Sumitomo Mitsui Banking Corporation, New York Branch, as Syndication Agent (in such capacity, the “Syndication Agent”), The Bank of Tokyo-Mitsubishi, Ltd. and Wells Fargo Bank, N.A., as Co-Documentation Agents, and Citigroup Global Markets Inc., as Sole Lead Arranger; (b) the Syndication Agent and Co-Documentation Agents; and (c) the Administrative Agent

Re:	7-Eleven, Inc.

Ladies	and Gentlemen:

I am an Executive Vice President, General Counsel and Secretary of 7-Eleven, Inc., a Texas corporation (“7-Eleven”), and have acted as counsel for 7-Eleven in connection with the Credit Agreement and certain other agreements, instruments and documents related thereto.

This opinion is being delivered at the direction of 7-Eleven pursuant to Section 4.01(a)(ix)(A) of the Credit Agreement. Terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the following documents:

(i) the Credit Agreement; and

(ii) the Notes of even date herewith, executed by 7-Eleven and made payable to the order of each Lender that requested a Note prior to the date hereof.

The documents described in items (i) and (ii) above are collectively referred to herein as the “Loan Documents”.

In addition, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such other documents, including certificates of governmental officials, as I have deemed necessary or appropriate as a basis for the opinions set forth below.

Based on the foregoing, and assuming that each of the Loan Documents has been duly authorized, executed and delivered by the parties thereto other than 7-Eleven, I am of the opinion that:

1. Each of the Loan Documents has been duly authorized, executed and delivered by 7-Eleven.

8-A-1

2. 7-Eleven is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. 7-Eleven has full power, authority and legal right to execute, deliver and perform each of the Loan Documents to which it is a party.

3. The execution, delivery and performance by 7-Eleven of the Loan Documents to which it is a party do not and will not contravene or conflict with any provision of its Articles of Incorporation or Bylaws.

4. To the best of my knowledge, the execution and delivery by 7-Eleven of the Loan Documents to which it is a party, and its performance of the Loan Documents to which it is a party, do not violate or conflict with, or constitute a default under, or result in the creation of any security interest or lien pursuant to, or require the termination of, any material Contractual Obligation to which it is a party or by which it or its properties are bound.

5. To the best of my knowledge, there are no actions, suits or proceedings pending or threatened before any Governmental Authority against 7-Eleven (i) with respect to the Loan Documents, or (ii) that are reasonably likely to materially and adversely affect the ability of 7-Eleven to perform its obligations under the Loan Documents or the ability of the Administrative Agent, the Issuing Banks or any Lender to enforce such obligations.

6. No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by 7-Eleven of the Loan Documents.

I am a member of the bar of the State of Texas. I express no opinion as to any matters governed by any law other than the law of the State of Texas and the United States of America.

This opinion letter speaks only as of the date hereof. This opinion (a) is being rendered solely for your benefit for the purpose of complying with a requirement of the Credit Agreement and no other persons (other than any person that becomes a Lender or an Issuing Bank in accordance with the provisions of the Credit Agreement) shall be entitled to rely on any matter set forth herein without the express written consent of the undersigned; (b) may not be quoted in whole or in part or otherwise referred to in any report or document or furnished to any other person without the express written consent of the undersigned; and (c) is limited to the matters set forth herein and no opinion may be inferred or implied beyond the matters expressly stated in this letter.

Very truly yours,

Bryan F. Smith, Jr.
Executive Vice President, General Counsel and Secretary

8-A-2

EXHIBIT 8-B

TO

CREDIT AGREEMENT

October 26, 2004

To the Persons listed in Schedule A

7-Eleven, Inc.

Ladies and Gentlemen:

We have acted as counsel to 7-Eleven, Inc., a Texas corporation (the “Company”), in connection with the preparation, execution and delivery of the Credit Agreement, dated as of October 26, 2004 (the “Agreement”), among the Company and each of you. This opinion is furnished to you at the request of the Company pursuant to Section 4.01(ix)(B) of the Agreement. Unless otherwise defined herein, terms defined in the Agreement are used herein as therein defined.

In that connection, we have reviewed originals or copies of the following documents:

(a) The Agreement.

(b) The Notes of even date herewith, executed by the Company and made payable to the order of each Lender that has requested a Note.

The documents described in the foregoing clauses (a) and (b) are collectively referred to herein as the “Opinion Documents”.

We have also reviewed originals or copies of such other records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon certificates or statements of the Company or of its officers.

In our review of the Opinion Documents and other documents, we have assumed:

(A) The genuineness of all signatures.

(B) The authenticity of the originals of the documents submitted to us.

(C) The conformity to authentic originals of any documents submitted to us as copies.

(D) As to matters of fact, the truthfulness of the representations made in the Agreement and in certificates of public officials and certificates or statements of the Company or of its officers.

8-B-1

(E) That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

(F) That:

(1) The Company is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

(2) The Company has full power to execute, deliver and perform, and has duly executed and delivered, the Opinion Documents.

(3) The execution, delivery and performance by the Company of the Opinion Documents have been duly authorized by all necessary action (corporate or otherwise) and do not:

(a) contravene its certificate or articles of incorporation, by-laws or other organizational documents;

(b) except with respect to Generally Applicable Law and Regulations U and X of the Board of Governors of the Federal Reserve System, violate any law, rule or regulation applicable to it; or

(c) result in any conflict with or breach of any agreement or document binding on it.

(4) Except with respect to Generally Applicable Law and Regulations U and X of the Board of Governors of the Federal Reserve System, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company of any Opinion Document or, if any such authorization, approval, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Opinion Documents or the transactions governed by the Opinion Documents.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

Each Opinion Document is the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

The execution and delivery by the Company of each Opinion Document do not, and the performance by the Company of its obligations thereunder will not, result in a violation of

8-B-2

Generally Applicable Law or Regulation U or X of the Board of Governors of the Federal Reserve System.

The Company is not an investment company within the meaning of the Investment Company Act of 1940, as amended.

Our opinions expressed above are subject to the following qualifications:

Our opinion in paragraph 1 is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

Our opinion in paragraph 1 is subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

We express no opinion with respect to Section 12.05 of the Agreement to the extent that such Section permits set off to be made without notice.

We express no opinion with respect to the enforceability of indemnification provisions, or of release or exculpation provisions, contained in the Opinion Documents to the extent that enforcement thereof is contrary to public policy regarding the indemnification against or release or exculpation of criminal violations, intentional harm or violations of securities laws.

We express no opinion with respect to Section 12.17 of the Agreement to the extent that such Section (i) contains a waiver of any objection based on inappropriate venue or forum non conveniens in any federal court of the United States or (ii) implies that a federal court of the United States has subject matter jurisdiction.

Our opinions are limited to (i) Generally Applicable Law, (ii) in the case of our opinion in paragraph 2 above, Generally Applicable Law and Regulations U and X of the Board of Governors of the Federal Reserve System and (iii) in the case of our opinion in paragraph 3 above, the Investment Company Act of 1940, as amended, and we do not express any opinion herein concerning any other law.

A copy of this opinion letter may be delivered by any of you to any person that becomes a Lender or an Issuing Bank in accordance with the provisions of the Agreement. Any such person may rely on the opinions expressed above as if this opinion letter were addressed and delivered to such person on the date hereof.

This opinion letter is rendered to you in connection with the transactions contemplated by the Opinion Documents. This opinion letter may not be relied upon by you or any person entitled to rely on this opinion pursuant to the preceding paragraph for any other purpose without our prior written consent.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

8-B-3

Very truly yours,

CAF:MKN:MLH:MRG

DLB

8-B-4

SCHEDULE A

Each of the Lenders and Issuing Banks party to the Credit Agreement.

Citibank, N.A., as Administrative Agent

Sumitomo Mitsui Banking Corporation, as Syndication Agent

8-B-5

EXHIBIT 9

TO

CREDIT AGREEMENT

FORM OF NO DEFAULT CERTIFICATE

7-ELEVEN, INC.

To:	Citibank, N.A., in its capacity as administrative agent (in such capacity, together with any successor administrative agent appointed under Section 11.08 thereof, the “Administrative Agent”) under the Credit Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of October 26, 2004 among 7-Eleven, Inc. (the “Company”), the financial institutions party thereto as “Lenders” or “Issuing Banks”, the Administrative Agent, The Sumitomo Mitsui Banking Corporation, New York Branch, as Syndication Agent, The Bank of Tokyo-Mitsubishi, Ltd. and Wells Fargo Bank, N.A., as Co-Documentation Agents, and Citigroup Global Markets Inc., as Sole Lead Arranger.

This Officers’ Certificate is delivered to you pursuant to Section 6.01(c)(i) of the Credit Agreement. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

1. I am the duly elected, qualified and acting [            ]14 of the Company.

2. I have reviewed and am familiar with the contents of this Certificate. I am providing this Certificate solely in my capacity as an officer of the Company. The matters set forth herein are true to the best of my Knowledge, after diligent inquiry, but I express no personal opinion as to any conclusions of law or other legal matters.

3. I have reviewed the terms of the Credit Agreement and principal Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries taken as a whole during the accounting period covered by the attached financial statements (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the attached Financial Statements, and I have no knowledge of the existence as of the date of this Certificate, of any condition or event which constitutes an Event of Default or a Potential Event of Default, except as set forth below:15

[14]	Insert appropriate executive officer of the Company.
[15]	Describe here (or in a separate attachment to this Certificate) the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company or its applicable Subsidiaries have taken, is taking, and proposes to take with respect to each such condition or event.

9-1

IN WITNESS WHEREOF, I execute this Certificate this                  day of                  , 200  .

7-ELEVEN, INC.

By:
Title:

9-2